UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

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CF INDUSTRIES HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2010

Dear Stockholder:

We cordially invite you to attend the 2010 annual meeting of stockholders of CF Industries Holdings, Inc. (the "Annual Meeting"). The Annual Meeting will be held on Wednesday, May 12, 2010, commencing at 10:00 a.m., local time, at The Westin Chicago North Shore, 601 North Milwaukee Avenue, Wheeling, Illinois 60090.

At the Annual Meeting, stockholders will vote on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and any other business matters properly brought before the Annual Meeting. Please take the time to read the Notice of Annual Meeting and Proxy Statement carefully.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Stephen R. Wilson
 Chairman of the Board
President and Chief Executive Officer

Notice of Annual Meeting
CF Industries Holdings, Inc.
Four Parkway North, Suite 400
Deerfield, Illinois 60015-2590

Dear Stockholder:

The 2010 annual meeting of stockholders of CF Industries Holdings, Inc. will be held on Wednesday, May 12, 2010, commencing at 10:00 a.m., local time, at The Westin Chicago North Shore, 601 North Milwaukee Avenue, Wheeling, Illinois 60090 (the "Annual Meeting"). The close of business on March 30, 2010 is the record date for determining stockholders entitled to vote at the Annual Meeting. A list of these stockholders will be available in our corporate headquarters at the above address before the Annual Meeting.

At the Annual Meeting, stockholders will be asked to:

•
elect two members of the board of directors to serve until the 2013 annual meeting of stockholders;

•
ratify the selection of KPMG LLP as our independent registered public accounting firm for 2010; and

•
consider any other business properly brought before the Annual Meeting.

Please sign, date, and promptly return the enclosed proxy card in the enclosed envelope, so that your shares will be represented whether or not you attend the Annual Meeting.

By order of the board of directors,

Douglas C. Barnard
 Vice President, General Counsel, and Secretary

April 1, 2010

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to Be Held on May 12, 2010.

This Proxy Statement and the accompanying annual report are available at http://ir.cfindustries.com/2010Proxy.

Among other things, the Proxy Statement contains information regarding:

•
the date, time, and location of the meeting;

•
a list of the matters being submitted to the stockholders; and

•
information concerning voting in person.

Proxy Statement
CF Industries Holdings, Inc.
Four Parkway North, Suite 400
Deerfield, Illinois 60015-2590

ABOUT THE ANNUAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors (the "Board") of CF Industries Holdings, Inc., a Delaware corporation ("CF Industries," and variously the "company," "we," "us," or "our"), of proxies to be voted at our 2010 annual meeting of stockholders and at any adjournment or postponement of such meeting (the "Annual Meeting").

You are invited to attend the Annual Meeting on Wednesday, May 12, 2010, commencing at 10:00 a.m., local time. The Annual Meeting will be held at The Westin Chicago North Shore, 601 North Milwaukee Avenue, Wheeling, Illinois 60090.

This Proxy Statement and form of proxy are being mailed beginning on or about April 9, 2010.

What will be voted on at the Annual Meeting?

At the Annual Meeting, stockholders will be asked to:

•
elect two directors to serve until the 2013 annual meeting;

•
ratify the selection of KPMG LLP ("KPMG") as our independent registered public accounting firm for 2010; and

•
consider any other business properly brought before the Annual Meeting.

How many votes do I have?

You will have one vote for every share of CF Industries common stock you owned on March 30, 2010 (the record date). If you were a stockholder of record as of the record date, you will retain your right to vote, even if you sell your shares after the record date.

How many votes can be cast by all stockholders?

The total number of votes that can be cast by all stockholders is approximately 48,584,884, consisting of one vote for each share of common stock that was outstanding on the record date. There is no cumulative voting.

How many votes must be present to hold the Annual Meeting?

A majority of the votes that can be cast must be present for us to hold the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting, so that we will know as soon as possible that enough votes will be present.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy, whether or not you attend the Annual Meeting.

To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

To ensure that your vote is counted, please remember to submit your vote so that we receive it at least one business day prior to the Wednesday, May 12, 2010 Annual Meeting.

If you hold your CF Industries common stock in "street name" with a bank, brokerage firm, dealer, trust company, or other nominee, only they can exercise your right to vote with respect to your shares. Please follow the instructions to authorize a proxy to vote provided on the enclosed proxy card. If your bank, brokerage firm, dealer, trust company, or other nominee provides for voting instructions to be delivered to them by Internet or telephone, instructions will be included on the enclosed proxy card. If you want to vote in person at the Annual Meeting and you hold your stock in street name, you must obtain a "legal" proxy from your broker and bring that proxy to the Annual Meeting.

Can I change my vote?

Yes. Just send in a new proxy card with a later date or send a written notice of revocation to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement. If you attend the Annual Meeting and want to vote in person, you can request that your previously submitted proxy not be used.

What if I don't vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, in accordance with the Board's recommendation, your shares will be voted FOR the nominees listed on the proxy card, and FOR ratification of the selection of KPMG as our independent registered public accounting firm for 2010.

How many votes are required to elect directors and to adopt the other proposals?

Directors are elected by a plurality of the votes cast. The ratification of the selection of KPMG and the approval of any other matter properly brought before the meeting require the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon in order to be approved.

Can my shares be voted if I don't return my proxy card and don't attend the Annual Meeting?

If you are a stockholder of record, you can vote by proxy or by attending the Annual Meeting and voting in person. If you don't vote your shares held in street name, your broker can vote your shares on the ratification of the selection of KPMG as our independent registered public accounting firm. Your broker is not permitted to vote your shares on the election of the director nominees without receiving instructions from you. This is referred to as a "broker non-vote." If you hold your shares in your own name, you must vote such shares in person or by proxy or they will not be voted.

How are my votes counted?

You may either vote for or withhold authority to vote for each nominee for the Board. If you withhold authority to vote with respect to any nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee. Similarly, a broker non-vote on the election of any director nominee will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee. You may vote for or against or you may abstain on the ratification of the selection of KPMG as our independent registered public accounting firm. If you abstain from voting on the ratification of the selection of KPMG, your shares will be counted as present for purposes of establishing a quorum and the abstention will have the same effect as a vote against that proposal.

Could other matters be decided at the Annual Meeting?

We don't know of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the proxies will be voted at the discretion of the proxy holders.

What happens if the Annual Meeting is postponed, adjourned, or delayed?

Your proxy will still be good and may be voted at the postponed, adjourned, or delayed meeting. You will still be able to change or revoke your proxy until it is voted.

What procedures must I follow to attend the Annual Meeting?

You will need proof of ownership of CF Industries stock to enter the Annual Meeting. When you arrive at the Annual Meeting, you may be asked to present photo identification, such as a driver's license. This will suffice if you hold your shares in your own name. If you hold your stock through a securities broker (that is, in street name), a recent brokerage statement or letter from your broker is an example of proof that you are the beneficial owner of such shares. No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the Annual Meeting.

How can I access CF Industries' proxy materials and annual report electronically?

This Proxy Statement and the 2009 annual report are available at http://ir.cfindustries.com/2010Proxy.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board currently consists of eight directors and is divided into three classes. There are three directors in class I, two directors in class II, and three directors in class III. The current terms of the class I, class II, and class III directors will expire at our annual meetings of stockholders in 2012, 2010, and 2011, respectively.

The Board has unanimously proposed Robert C. Arzbaecher and Edward A. Schmitt as nominees for election as class II directors at the Annual Meeting. If elected, each of Messrs. Arzbaecher and Schmitt will hold office until the 2013 annual meeting or until his successor is duly elected and qualified, subject to earlier retirement, resignation, or removal.

Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable to serve, an event that the Board does not presently expect, we will vote the shares represented by proxies for the election of directors for the election of such other person as the Board may recommend. Unless otherwise instructed, we will vote all proxies we receive FOR Messrs. Arzbaecher and Schmitt.

The Board unanimously recommends that you vote FOR the election of each of Messrs. Arzbaecher and Schmitt to serve as a director until our 2013 annual meeting or until his successor is duly elected and qualified.

 DIRECTORS AND DIRECTOR NOMINEES

Set forth below is certain biographical information for the nominees to become class II directors and for those members of the Board whose terms expire after the Annual Meeting.

Name	Age	Position	Class
Stephen R. Wilson	61	Chairman of the Board, President and CEO	III
Robert C. Arzbaecher	50	Director and Nominee	II
Wallace W. Creek	71	Director	III
William Davisson	62	Director	III
Stephen A. Furbacher	62	Director	I
David R. Harvey	70	Director	I
John D. Johnson	61	Director	I
Edward A. Schmitt	63	Director and Nominee	II

Stephen R. Wilson has been a member of our Board since April 2005 and chairman of the board since July 2005. Mr. Wilson has served as our president and chief executive officer since October 2003. Mr. Wilson joined us in 1991 as senior vice president and chief financial officer, following a lengthy career with Inland Steel Industries, Inc. Mr. Wilson is also a director of Ameren Corporation.

Robert C. Arzbaecher has been a member of our Board since August 2005 and serves as the chairman of our compensation committee and as a member of our audit committee. Mr. Arzbaecher has served as chairman of the board of Actuant Corporation, a manufacturer and marketer of industrial products and systems, since 2001 and president and chief executive officer of Actuant since 2000. From 1992 until 2000, he held various financial positions with Applied Power, Inc., Actuant's predecessor, the most recent of which was chief financial officer. Prior to 1992, Mr. Arzbaecher held various financial positions with Grabill Aerospace, Farley Industries, and Grant Thornton, a public accounting firm. Mr. Arzbaecher is a certified public accountant, and he is also a director of FMI Common Stock Fund, Inc., FMI Funds, Inc., and FMI Mutual Funds, Inc.

Wallace W. Creek has been a member of our Board since August 2005 and serves as the chairman of our audit committee. Mr. Creek served as controller of General Motors Corporation from 1992 to 2002 and held several executive positions in finance at GM over a 43-year career. Mr. Creek was senior vice president of finance of Collins & Aikman Corporation, a leading manufacturer of automotive interior components, from December 2002 to June 2004. On May 17, 2005, Collins & Aikman filed a voluntary petition in the United States Bankruptcy Court for the Eastern District of Michigan seeking reorganization relief under the provisions of Chapter 11 of the United States Bankruptcy Code. Mr. Creek is also a director of Columbus McKinnon Corporation.

William Davisson has been a member of our Board since August 2005. Mr. Davisson has served as the chief executive officer of GROWMARK, Inc., an agricultural cooperative system, since 1998. GROWMARK was an owner of our predecessor company, CF Industries, Inc., before our initial public offering ("IPO") in August 2005, and GROWMARK remains one of our largest customers. From 1998 to 2005, Mr. Davisson served as a member of the board of directors of CF Industries, Inc., and he was chairman of the board of directors of CF Industries, Inc. from 2002 to 2004. Mr. Davisson has worked in the GROWMARK system his entire career, since 1970, and he is a certified public accountant.

Stephen A. Furbacher has been a member of our Board since July 2007 and serves as the chairman of our corporate governance and nominating committee and as a member of our compensation committee. Mr. Furbacher is also our lead independent director. Mr. Furbacher served as president and chief operating officer of Dynegy Inc., a provider of wholesale power, capacity, and ancillary services to utilities, cooperatives, municipalities and other energy companies, from August 2005 until December 2007 and as executive vice president of Dynegy's previously owned natural gas liquids business segment from September 1996 to August 2005. He joined Dynegy in May 1996, just prior to Dynegy's acquisition of Chevron's midstream business. Before joining Dynegy, Mr. Furbacher served as President of Warren Petroleum Company, the natural gas liquids division of Chevron U.S.A. He began his career with Chevron in August 1973 and served in positions of increasing responsibility before being named President of Warren Petroleum Company in July 1994. Mr. Furbacher serves as a member of the board of directors for Valparaiso University.

David R. Harvey has been a member of our Board since August 2005 and is a member of our audit and corporate governance and nominating committees. From 2005 to 2009, Mr. Harvey also served as the chairman of our corporate governance and nominating committee and as our lead independent director. Mr. Harvey served as chairman of the board of Sigma-Aldrich Corporation, a manufacturer and distributor of biochemical and organic chemicals, from 2001 to 2009. From 1999 through 2005, Mr. Harvey served as chief executive officer of Sigma-Aldrich and, from 1986 until 1999, as its chief operating officer. Prior to 1986, Mr. Harvey served in various executive positions at Aldrich Chemical Company, including president and vice president—Europe, and in various sales and marketing positions at Shell International Chemical Company. Mr. Harvey has served as a director of Sigma-Aldrich since 1981.

John D. Johnson has been a member of our Board since August 2005. Mr. Johnson has served as the president and chief executive officer of CHS Inc. (formerly Cenex Harvest States), a diversified energy, grains, and foods company, since 2000. CHS was an owner of our predecessor company, CF Industries, Inc., before our IPO in August 2005, and CHS remains one of our largest customers.

From 2000 to 2005, Mr. Johnson served as a member of the board of directors of CF Industries, Inc., and he was chairman of the board of directors of CF Industries, Inc. from 2004 to 2005. Mr. Johnson joined Harvest States, a predecessor to CHS, in 1976, and served as president and chief executive officer of Harvest States from 1995 to 1998. From 1998 to 2000, Mr. Johnson served as general manager and president of CHS. Mr. Johnson served as a director of Gold Kist Holdings Inc. from 2004 to 2007.

Edward A. Schmitt has been a member of our Board since August 2005 and is a member of our compensation and corporate governance and nominating committees. Mr. Schmitt served as chairman of the board, chief executive officer, and president of Georgia Gulf Corporation, a major manufacturer of chemical products, from 2001 until 2008. From 1985 until 2001, he held various manufacturing and executive positions with Georgia Gulf, including executive vice president, president, and chief executive officer. Prior to 1985, Mr. Schmitt held manufacturing and engineering positions with Georgia-Pacific Corporation (Georgia Gulf was created in 1985 from Georgia-Pacific's commodity chemicals division), Allied Chemical Corporation, and the Aluminum Company of America. Mr. Schmitt served as a director of Georgia Gulf from 1998 to 2008.

Set forth below is a table with certain additional information regarding specific experiences, qualifications, attributes, and skills of our directors and director nominees that highlight their qualification to serve as directors of CF Industries. A description of the general experiences, qualifications, attributes, and skills our corporate governance and nominating committee considers in recommending director nominees to our Board, and has in the past determined each of our Board members to possess, are set forth below under the heading "Nominations of Director Candidates."

Name	CEO Experience	Other Public Boards	Related Industry	International Experience	Functional Background
Stephen R. Wilson	Current	Outside	Fertilizer		Fin/Acctg
Robert C. Arzbaecher	Current	Own/Outside		Indirect	Fin/Acctg
Wallace W. Creek		Outside		Direct	Fin/Acctg
William Davisson	Current		Agriculture		Fin/Acctg
Stephen A. Furbacher			Energy		Operations
David R. Harvey	Former	Own	Chemicals	Direct	Operations
John D. Johnson	Current	Outside	Agriculture	Indirect	Operations
Edward A. Schmitt	Former	Own	Chemicals		Operations

EXECUTIVE OFFICERS

Set forth below is certain biographical information for our executive officers other than Mr. Wilson (whose biographical information as a director appears above).

Anthony J. Nocchiero (age 59) joined us in April 2007 as senior vice president and chief financial officer. Before joining us, Mr. Nocchiero was chief financial officer and vice president, finance, of Merisant Worldwide, Inc., a position he held from July 2005 to March 2007. From January 2002 to July 2005, Mr. Nocchiero was self-employed as an advisor and private consultant. From January 1999 to December 2001, Mr. Nocchiero served as vice president and chief financial officer of BP Chemicals, the global petrochemical business of BP p.l.c. Prior to that, he spent twenty-four years with Amoco Corporation, including service as Amoco's vice president and controller from April 1998 to January 1999. Mr. Nocchiero holds a B.S. degree in chemical engineering from Washington University and an M.B.A. degree from the Kellogg Graduate School of Management at Northwestern University.

Douglas C. Barnard (age 51) has served as our vice president, general counsel, and secretary since January 2004. From January 2001 to July 2003, Mr. Barnard served as an executive vice president and general counsel of Bcom3 Group, Inc., an advertising and marketing communication services group (including service from January 2003 to July 2003 in a successor corporation formed to market and sell securities received in the sale of Bcom3 Group). From July 2003 until January 2004, Mr. Barnard was not employed. Previously, from August 2000 to January 2001, he was a partner in the law firm of Kirkland and Ellis. From August 1996 to July 2000, Mr. Barnard was vice president, general counsel, and secretary of LifeStyle Furnishings International Ltd., a manufacturer and distributor of residential furniture and decorative fabrics. He holds a B.S. degree from the Massachusetts Institute of Technology, a J.D. degree from the University of Minnesota, and an M.B.A. degree from the University of Chicago.

Bert A. Frost (age 45) has served as our vice president, sales and market development since January 2009. Before joining us in November 2008, Mr. Frost spent over 13 years with Archer-Daniels-Midland Company, where he served most recently as Managing Director—International Fertilizer/Inputs from June 2008 to November 2008 and Director—Fertilizer, Logistics and Ports Divisions, ADM—Brazil from April 2000 to June 2008. Earlier in his career, Mr. Frost held positions of increasing responsibility at Archer-Daniels-Midland and Koch Industries, Inc. He holds a B.S. degree from Kansas State University.

Richard A. Hoker (age 45) has served as our vice president and corporate controller since November 2007. Before joining us, Mr. Hoker spent over 11 years with Sara Lee Corporation, where he served most recently as vice president and controller from January 2007 to November 2007 and principal accounting officer from July 2007 to November 2007. Prior to being named controller, Mr. Hoker held other financial management positions of increasing responsibility at Sara Lee. Prior to joining Sara Lee, Mr. Hoker was a member of the financial advisory services consulting group at Coopers & Lybrand LLP in Chicago (now PricewaterhouseCoopers) and previously led teams in the firm's audit practice. Mr. Hoker holds a B.S. degree in accounting from DePaul University and an M.B.A. degree in finance and accounting from the University of Chicago. He is also a certified public accountant.

Wendy S. Jablow Spertus (age 47) has served as our vice president, human resources, since August 2007. Prior to joining us, Ms. Jablow Spertus served as the chief human resources officer of Fenwal, Inc., a medical device manufacturer, from December 2006 to July 2007. From April 2006 to July 2006, she served as vice president, human resources, of The Boler Company, a manufacturer of truck and suspension systems. Ms. Jablow Spertus spent the previous eight years with Ideal Industries, Inc., an electrical equipment manufacturer and technology design company, where she served as vice president, human resources and administration, from February 1998 to February 2006 and for six concurrent years as vice president and general manager of Ideal Industries' DataComm business unit. During March 2006 and from August 2006 to December 2006, Ms. Jablow Spertus was not employed. Ms. Jablow Spertus holds a B.S. in economics from the Wharton School at the University of Pennsylvania and an M.B.A. degree from the University of Michigan. She is also a certified public accountant.

Philipp P. Koch (age 58) has served as our vice president, supply chain, since January 2008 and was previously our vice president, raw materials procurement, from July 2003 to January 2008. Before joining us, Mr. Koch spent nearly 25 years in the energy industry with Amoco Corporation and BP PLC from January 1980 to July 2003. Mr. Koch has a B.A. degree from Greenville College and an M.B.A. degree from DePaul University.

Lynn F. White (Age 57) has served as our vice president, corporate development, since June 2009. Before joining us, Mr. White was the founder and managing director of Twemlow Group LLC, a consulting firm he established in January 2008. Prior to that time, he held a number of executive positions with Deere & Company from May 2000 through December 2007, where he served most recently as president, John Deere Agri Services from May 2005 through October 2007, and vice president, Global AgServices from May 2000 through May 2005. Earlier in his career, he was senior vice president, corporate development for IMC Global Inc. and held several executive positions at FMC Corporation. He holds a BA from California Polytechnic State University, San Luis Obispo and an MBA in Finance and Multinational Enterprise from the Wharton Graduate School of Business at the University of Pennsylvania.

W. Anthony Will (age 44) has served as our vice president, manufacturing and distribution, since March 2009 and was previously our vice president, corporate development, from April 2007 to March 2009. Before joining us, Mr. Will was a partner with Accenture Ltd., a position he held from April 2005 to December 2006. From January 2002 to August 2004, he was vice president business development of Sears, Roebuck and Company. From January 2007 to March 2007 and from September 2004 to March 2005, Mr. Will was not employed. From January 2001 to January 2002, Mr. Will was a consultant with Egon Zehnder International, a global consulting firm. Previously, from October 1998 to January 2001, he served as vice president, strategy and corporate development, of Fort James Corporation, a global paper and consumer products company. Prior to joining Fort James, Mr. Will was a manager with the Boston Consulting Group, a global strategy consulting firm. Mr. Will holds a B.S. degree in electrical engineering from Iowa State University and an M.M. degree (M.B.A.) from the Kellogg Graduate School of Management at Northwestern University.

CORPORATE GOVERNANCE

Our Board has adopted corporate governance guidelines. According to these guidelines, the business and affairs of CF Industries shall be managed by or under the direction of our Board. The Board's goal is to build long-term value for our stockholders and assure the vitality of the company for our customers and employees and the other individuals and organizations who depend on us. A copy of our corporate governance guidelines is available to stockholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

Director Independence

Our Board has made an affirmative determination that the following five directors have no material relationship with CF Industries or any of its subsidiaries (other than being a director and stockholder of CF Industries) and, accordingly, meet the applicable requirements for "independence" set forth in the corporate governance standards of the New York Stock Exchange (the "NYSE"): Robert C. Arzbaecher, Wallace W. Creek, Stephen A. Furbacher, David R. Harvey, and Edward A. Schmitt.

In reviewing Mr. Arzbaecher's independence as described above, the Board considered the fact that Mr. Arzbaecher is the chief executive officer and chairman of the board of Actuant Corporation and that, during 2009, one of Actuant's subsidiaries provided CF Industries with maintenance and repair services, the fees for which were approximately $250,000. The Board has determined that this relationship is not material due to the de minimus nature of the transaction in light of CF Industries' and Actuant's total revenues and expenses, the arm's length nature of the pricing and terms of the transaction, and Mr. Arzbaecher's lack of involvement in or knowledge of the transaction.

Leadership of the Board

Stephen R. Wilson has served as our Board chairman and also as our chief executive officer since our initial public offering in August 2005. As provided in our corporate governance guidelines, the Board does not require the separation of the offices of Board chairman and chief executive officer and is free to choose its chairman in any way that it deems best for CF Industries at any given point in time. Our non-management directors have combined the Board chairman and chief executive officer roles in order to utilize effectively Mr. Wilson's extensive experience and knowledge regarding CF Industries and to provide focus at the Board level on corporate strategy as well as the leadership and activities of the business. According to our corporate governance guidelines, if the chairman of the Board is not an independent director, our independent directors will designate one of their number to serve as a lead independent director. Otherwise, if the chairman of the Board is an independent director, he or she will serve as the lead independent director. Because our chairman is not an independent director, the independent directors have designated Stephen A. Furbacher to serve as our lead independent director. The lead independent director's duties include coordinating the activities of the independent directors, coordinating the agenda for and moderating sessions of the independent directors and other non-management directors, and facilitating communications among the other members of the Board. Unless otherwise provided in a short-term succession plan approved by the Board, in the event that our chairman of the Board or our chief executive officer should unexpectedly become unable to perform his or her duties, the lead independent director shall assume the duties of the chairman of the Board and shall allocate the duties of the chief executive officer among our other senior officers, in each case, until the Board has the opportunity to consider the situation and take action.

Meetings of Non-management Directors

At each regularly scheduled meeting, the Board conducts executive sessions, which are discussions that involve only the non-management directors. Our corporate governance guidelines state that the executive sessions of the Board will be chaired by either the chairman of the Board (if he or she is an independent director) or by the lead independent director (if the chairman is not an independent director). Because our chairman is not an independent director, our lead independent director, Stephen A. Furbacher, chairs the executive sessions of the Board. In addition, since not all of the non-management directors are independent directors within the meaning of the applicable corporate governance standards of the NYSE, the independent directors meet separately in executive session at least once a year.

Code of Corporate Conduct

Our Board has adopted a code of corporate conduct that is applicable to all of our directors, officers, and employees. A copy of the code is available to stockholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement. We will disclose amendments to, or waivers from, the code on our corporate website.

Committees of the Board

Our Board has established three separate standing committees: the audit committee, the compensation committee, and the corporate governance and nominating committee. Our Board has adopted written charters for each of these committees and copies of these charters are available to stockholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

Audit Committee. Our audit committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The committee consists of Wallace W. Creek (chairman), Robert C. Arzbaecher, and David R. Harvey, all of whom our Board has affirmatively determined to be independent within the meaning of the corporate governance standards of the NYSE applicable to audit committee members. Our Board has also determined that Messrs. Arzbaecher, Creek, and Harvey are "audit committee financial experts," as defined by the Securities and Exchange Commission (the "SEC"). The audit committee assists the Board in fulfilling its oversight responsibility for (1) the integrity of our financial statements and financial reporting process and our systems of internal accounting and financial controls, (2) the performance of our internal audit function, (3) the annual independent integrated audit of our consolidated financial statements and internal control over financial reporting, and (4) our compliance with legal and regulatory requirements, including our disclosure controls and procedures. The duties and responsibilities of the audit committee include the engagement of our independent registered public accounting firm and the evaluation of our accounting firm's qualifications, independence, and performance. The audit committee's report to stockholders appears elsewhere in this Proxy Statement.

Compensation Committee. Our compensation committee consists of Robert C. Arzbaecher (chairman), Stephen A. Furbacher, and Edward A. Schmitt, all of whom our Board has affirmatively determined to be independent under the corporate governance standards of the NYSE. Our Board has also determined that all of the members of the committee qualify as "non-employee directors," within the meaning of Rule 16b-3 promulgated under the Exchange Act, and "outside directors," within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The compensation committee oversees our compensation and employee benefit plans and practices, including our executive compensation plans, director compensation plans, and incentive-compensation and equity-based plans. The compensation committee's report to stockholders appears elsewhere in this Proxy Statement. Additional information regarding the processes and procedures of the compensation committee in recommending and determining compensation for our directors and executive officers is set forth below under the heading "Compensation Discussion and Analysis—Role of the Compensation Committee."

Corporate Governance and Nominating Committee. Our corporate governance and nominating committee consists of Stephen A. Furbacher (chairman), David R. Harvey, and Edward A. Schmitt, all of whom our Board has affirmatively determined to be independent under the corporate governance standards of the NYSE. The corporate governance and nominating committee's responsibilities include identifying and recommending to the Board individuals qualified to serve as directors and on committees of the Board; advising the directors with respect to the Board's composition, procedures, and committees; developing and recommending to the Board a set of corporate governance principles; and overseeing the evaluation of the Board and members of senior management.

Role of the Board in Risk Oversight

In fulfilling its risk oversight role, our Board focuses on the adequacy of our risk management process and the effectiveness of our overall risk management system. The goal of this oversight by the Board is to ensure that our employees who are responsible for risk management (i) adequately identify the material risks that the company faces in a timely manner; (ii) implement appropriate risk management strategies that are responsive to the company's risk profile, business strategies, and specific material risk exposures; (iii) integrate consideration of risk and risk management into business decision-making throughout the company; and (iv) include policies and procedures that adequately transmit necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant committees. During 2009, in three separate meetings, our Board reviewed with key members of management responsible for management of risk the process by which management had identified the material risks to the company's strategic, operating, financial reporting, and compliance objectives, as well as the likelihood of occurrence, the potential impact, and the mitigating measures in each instance.

Attendance of Directors at Meetings

Directors are expected to attend meetings of our Board and the committees on which they serve, as well as our annual meeting of stockholders. A director who is unable to attend a meeting (which it is understood will occur on occasion) is expected to notify the chairman of the Board or the chairman of the appropriate committee in advance of such meeting.

During 2009, our Board held twenty-one meetings, our audit committee held nine meetings, our compensation committee held six meetings, and our corporate governance and nominating committee held three meetings. All of our directors attended 75% or more of the meetings of our Board and those committees of which they were members. All of our directors attended the 2009 annual meeting of our stockholders, which was held on April 21, 2009.

Communications with Directors

The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, any Board committee, or any chair of any such committee by mail. To communicate with the Board, any individual director, or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent c/o the corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

All communications received as set forth in the preceding paragraph will be opened by the office of our general counsel for the sole purpose of determining whether the contents represent a message to one or more of our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to each addressee. In the case of communications to the Board or any group or committee of directors, the office of the general counsel will distribute copies of the contents to each director who is a member of the Board or of the group or committee to which the envelope or correspondence is addressed.

Stockholder Recommendations of Director Candidates

The corporate governance and nominating committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the committee will take into consideration the needs of the Board and the qualifications of the candidate. The committee may also take into consideration the number of shares of our common stock that the recommending stockholder holds and the length of time that such shares have been held. To have a candidate considered by the committee, a stockholder must submit the recommendation in writing and include the following information:

•
the name of the stockholder and evidence of the person's ownership of our stock, including the number of shares owned and the length of time of ownership; and

•
the name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of CF Industries, and the person's consent to be named as a director if selected by the committee and nominated by the Board.

The stockholder recommendation and information described above must be sent c/o the corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement and must be received by the corporate secretary not less than 120 days prior to the anniversary date of our most recent annual meeting of stockholders.

Nominations of Director Candidates

The corporate governance and nominating committee believes that the minimum qualifications for serving as a director of CF Industries are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board's oversight of our business and affairs and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the committee will examine a candidate's specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, age, potential conflicts of interest, material relationships with CF Industries, and independence from management and the company. The committee will also seek to have the Board represent a diversity of backgrounds, experience, gender, and race.

The corporate governance and nominating committee will identify potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons meeting the criteria described above who have had a change in circumstances that might make them available to serve on the Board. The corporate governance and nominating committee may also, from time to time, engage firms that specialize in identifying director candidates. As described above, the committee will also consider candidates recommended by stockholders.

Once a person has been identified by the corporate governance and nominating committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the corporate governance and nominating committee determines that the candidate warrants further consideration, the chairman or another member of the committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the corporate governance and nominating committee will request information from the candidate, review the person's accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons who may have greater first-hand knowledge of the candidate's accomplishments. The committee's evaluation process will not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

In connection with the Annual Meeting and in accordance with the above guidelines, the corporate governance and nominating committee recommended that the Board nominate Messrs. Arzbaecher and Schmitt for re-election to the Board. Additional biographical information regarding Messrs. Arzbaecher and Schmitt and the particular experiences, qualifications, attributes, and skills that qualify them to serve as public company directors are set forth above under the heading "Directors and Director Nominees."

COMMON STOCK OWNERSHIP

Common Stock Ownership of Certain Beneficial Owners

The following table sets forth information, as of March 30, 2010, concerning the beneficial ownership of each person known to us to beneficially own 5% or more of our common stock. The information in the table and the related notes is based on statements filed by the respective beneficial owners with the SEC pursuant to Sections 13(d) and 13(g) under the Exchange Act.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	3,936,436	(3)	8.1%

(1)
Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed.

(2)
Unless otherwise indicated, percentages calculated based upon common stock outstanding as of March 30, 2010 and beneficial ownership of common stock as set forth in the statements on Schedule 13G filed by the respective beneficial owners with the SEC.

(3)
Based on a Schedule 13G, dated January 20, 2010 and filed with the SEC on January 29, 2010, by BlackRock, Inc. ("BlackRock"). The BlackRock Schedule 13G reported that BlackRock has sole power to vote and dispose of or to direct the disposition of 3,936,436 shares of common stock.

Common Stock Ownership of Directors and Management

The following table sets forth information, as of March 30, 2010, concerning the beneficial ownership of our common stock by:

•
each director and each of the executive officers named in the summary compensation table of this Proxy Statement, and

•
all directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Shares of Common Stock Owned Directly or Indirectly(2)	Shares of Common Stock that can be Acquired within 60 Days(3)	Total Shares of Common Stock	Percent of Class
Robert C. Arzbaecher	15,833	—	15,833	*
Wallace W. Creek	13,833	—	13,833	*
William Davisson	9,922	—	9,922	*
Stephen A. Furbacher	2,561	—	2,561	*
David R. Harvey	11,133	—	11,133	*
John D. Johnson	10,594	—	10,594	*
Edward A. Schmitt	20,833	—	20,833	*
Stephen R. Wilson	119,493	1,106,657	1,226,150	2.5%
Anthony J. Nocchiero	20,700	17,226	37,926	*
Douglas C. Barnard(4)	14,764	26,620	41,384	*
Bert A. Frost	4,200	2,137	6,337	*
W. Anthony Will	12,680	9,090	21,770	*
All directors and executive officers as a group (16 persons)	272,601	1,206,702	1,479,303	3.0%

*
Less than 1%

(1)
Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed, either individually or jointly or in common with the individual's spouse, subject to community property laws where applicable.

(2)
The shares indicated for each of Messrs. Arzbaecher, Creek, Davisson, Furbacher, Harvey, Johnson, and Schmitt include 968 shares of restricted stock granted under our 2009 Equity and Incentive Plan that have not yet vested. The shares indicated for Messrs. Wilson, Nocchiero, Barnard, Frost, and Will include, respectively, 37,470, 11,300, 6,390, 4,200, and 6,680 shares of restricted stock granted under our 2005 Equity and Incentive Plan and our 2009 Equity and Incentive Plan (collectively our "Equity and Incentive Plans") that have not yet vested. These shares of restricted stock can be voted during the vesting period.

(3)
The shares indicated for Messrs. Wilson, Nocchiero, Barnard, Frost, and Will represent shares underlying stock options granted under our Equity and Incentive Plans that have already vested or that will vest within 60 days. The shares underlying these stock options cannot be voted.

(4)
Mr. Barnard also holds 2,511 additional "phantom" shares as a deemed investment under our Supplemental Benefit and Deferral Plan (a non-qualified benefits restoration and deferred compensation plan). These phantom shares cannot be voted.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC and the NYSE, and to furnish us with copies of the reports. Specific due dates for these reports have been established and we are required to report in this Proxy Statement any failure by directors, officers, and ten percent holders to file such reports on a timely basis. Based on our review of such reports and written representations from our directors and officers, we believe that all such filing requirements were timely met during 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Development of Compensation Approach and Objectives

The compensation committee oversees our compensation and employee benefit plans and practices. The committee is composed of three independent non-employee directors and operates under a written charter adopted by our Board. On an ongoing basis, the committee reviews our compensation policies relative to market competitiveness and the needs of our business and then determines what changes in the compensation program, if any, are appropriate.

Compensation Philosophy

Our compensation committee has adopted a compensation philosophy that seeks to align the interests of our employees and our stockholders through focusing on the total compensation (base salary, short-term incentives, long-term incentives, and benefits) of our employees, including our executive officers. We seek to benefit from this strategy by attracting key talent, retaining best performers, increasing productivity, and improving business results.

Our goal is to provide direct compensation that is market competitive with other comparable companies. To gauge the competitiveness of our total compensation offering, we compare ourselves against a reference group of similar companies in related industries described below under the heading "Industry Reference Group."

Incentive opportunities are structured in light of our cyclicality and emphasis on a team-based culture.

Components of Compensation

The following compensation elements support the needs of the business, our stockholders, and our employees:

•
We seek to pay salaries in line with individual performance and contribution to company goals. In the aggregate, base salaries are targeted around the median market rate. Individual performance, relative criticality of the job, and business affordability are also considered in determining base salaries. To maintain our desired market position, we conduct annual salary reviews.

•
Short-term incentives provide executive officers and other key employees with the opportunity to earn additional annual compensation beyond base salary. The role of short-term incentives is to reward and encourage the achievement of annual financial results and other specified corporate performance goals. Short-term incentives are also targeted around the market median, and achievement of these awards depends on attaining corporate performance goals.

•
Long-term incentives focus on enterprise value creation and employee retention. Long-term incentives are provided through annual awards. Our 2009 Equity and Incentive Plan allows the use of stock options, full-value share-based awards, and cash-based awards. Participation is extended to executive officers and other key employees. Distribution guidelines with award ranges related to position responsibility levels are updated annually. The guidelines allow for individual variation in long-term incentives based on performance level, potential contribution, and value to the business. In general, long-term incentives for our executive officers are targeted between the market median and the 75th percentile.

•
Benefit plans are offered at market-competitive levels consistent with local market practices. We seek to keep benefit plans simple in scope and range, focusing on key employee needs.

Allocation of Compensation Elements

We provide a mixture of cash compensation and non-cash compensation to our executive officers. The cash portion consists primarily of base salaries and short-term incentive awards. The non-cash portion consists primarily of stock-based long-term incentive awards.

We have not established any target allocation between cash and non-cash compensation or between short-term and long-term incentives for our executive officers in the aggregate. Instead, our allocation is based primarily on competitive market practices and the respective median levels by position for base salaries, annual incentive awards, and long-term incentive awards. We also consider any internal factors that may cause us to adjust particular elements of an individual executive officer's compensation. These factors may include an individual's operating responsibilities, management level, and tenure and performance in the position.

As a general matter, we do not directly consider amounts realized or realizable from prior compensation in setting future compensation levels or in establishing the particular elements of compensation. As discussed below, however, our compensation committee does review the existing base salaries and target annual incentive levels for our executive officers in connection with its approval of their new base salaries and target annual incentive levels for the following year.

We also generally do not consider accounting and tax issues in setting compensation levels or in establishing the particular elements of compensation. As discussed below, however, when our compensation committee grants awards under our long-term incentive program, the committee does consider the accounting for various stock-based incentives under FASB ASC Topic 718 and the tax treatment of such incentive awards under Section 162(m) of the Internal Revenue Code. In addition, as discussed below, we will generally seek to comply with Section 162(m) to the extent such compliance is practicable and in the best interests of CF Industries and its stockholders, in order to preserve the deductibility of performance-based compensation.

Our allocation among base salary, short-term incentives, and long-term incentives varies significantly by management level, reflecting individual responsibility levels and competitive market practices. In general, our more senior executive officers receive a greater percentage of their total expected compensation in the form of incentives (particularly long-term incentives) and a correspondingly lower percentage in the form of salary.

Role of the Compensation Committee

Our Board has adopted a written charter for our compensation committee, which is available to stockholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

The Board makes compensation decisions for our non-management directors, acting on the recommendation of the compensation committee, and the committee makes compensation decisions for our executive officers, giving consideration to the recommendations of our chief executive officer with respect to the executive officers other than himself.

The chairman of the compensation committee sets the agenda for committee meetings, with the assistance of our chief executive officer, our vice president of human resources, and our corporate secretary. These executive officers also attend meetings of the committee. At each meeting that is held in person, the compensation committee members also meet in executive session without any members of management present.

The compensation committee has authority under its charter to retain, approve fees for, and terminate advisors, consultants, and agents as it deems necessary to assist in the fulfillment of its responsibilities. Pursuant to this authority, the committee has engaged Towers Watson, an outside global human resources consulting firm, to assist the committee in making recommendations and decisions regarding compensation for our directors and executive officers. The committee also meets regularly with Towers Watson in executive sessions without management present. Periodically, the committee reviews the total fees paid to Towers Watson in order to ensure that the consultant maintains its objectivity and independence when rendering advice to the committee. See "Fees Paid to Towers Watson" below. Our vice president of human resources also supports the committee in its duties.

From time to time, the compensation committee may delegate to our chief executive officer, our vice president of human resources, or our corporate secretary the authority to implement certain decisions of the committee or to fulfill certain administrative duties.

Compensation Committee Activities

Our compensation committee was created in connection with our initial public offering in August 2005. Accordingly, certain of the executive compensation matters described in this Proxy Statement predate the creation of the committee and were instead approved by the board of directors of our predecessor company, CF Industries, Inc. These pre-approved matters included the grants of stock options to our executive officers in connection with our initial public offering, the change in control agreements with our executive officers, and the design of our qualified and nonqualified retirement benefits.

Since the initial public offering, our compensation committee has taken a number of steps designed to enhance its ability to carry out its responsibilities more effectively and also to ensure that we maintain strong links between executive pay and performance. Examples of some actions the committee has taken over this period include:

•
adopting a statement of our compensation philosophy (see "Compensation Philosophy" above);

•
instituting a practice of holding executive sessions (without management present) at every committee meeting that is held in person;

•
retaining an outside compensation consultant (Towers Watson) to advise the committee on executive compensation issues and meeting regularly with the compensation consultant in executive sessions without management present (see "Fees Paid to Towers Watson" below);

•
adopting stock ownership guidelines for our officers and directors and modifying the guidelines from time to time as appropriate (see "Stock Ownership Guidelines" below);

•
adopting an industry reference group for use in establishing compensation and incentive levels and modifying the composition of the group from time to time as appropriate (see "Industry Reference Group" below);

•
reviewing on an annual basis the existing base salaries and target annual incentives for our executive officers and approving changes in cash compensation levels as appropriate (see "Cash Compensation" below);

•
reviewing on an annual basis our short-term incentive program, modifying the program as appropriate, and granting short-term incentive awards to our executive officers (see "Short-term Incentives" below);

•
reviewing on an annual basis our long-term incentive program, modifying the program as appropriate, and granting long-term incentive awards to our executive officers (see "Long-term Incentives" below);

•
reviewing on an annual basis our change in control, severance, and retirement benefits and modifying these benefits as appropriate (see "Change in Control, Severance, and Retirement Benefits" below);

•
reviewing on an annual basis "tally sheets" summarizing the total compensation and benefits for our chief executive officer and the other executive officers included in the compensation tables of this Proxy Statement (the "named executive officers") under various assumptions and scenarios (see "Compensation of the Chief Executive Officer" below as well as the other above-referenced items);

•
reviewing on an annual basis the potential effects of the various components of our compensation and benefits upon individual and collective behavior and ultimately our risk profile and approach to risk management (see "Compensation and Benefits Risk Analysis" below); and

•
reviewing on an annual basis the compensation of our non-management directors and recommending that our Board approve changes in such compensation from time to time as appropriate (see "Director Compensation" below).

Cash Compensation

The compensation committee recently reviewed the existing base salaries and target annual incentives for our executive officers for 2009 and approved new levels for 2010.

Review of Existing Compensation Levels for 2009

In connection with its review of our existing base salaries and target annual incentives, which had been in effect for 2009, the committee reviewed a report from Towers Watson, our outside compensation consultant, to obtain a general understanding of current compensation practices.

In performing its market assessment, the compensation consultant used its standard 2009 executive compensation database, adjusting for variations in revenue among the included companies and also for the passage of one year's time from the point of data collection.

In addition, the committee reviewed information provided by the compensation consultant regarding the publicly reported cash compensation of named executive officers at 17 similar companies in related industries. Additional information regarding this group of companies is set forth below under the heading "Industry Reference Group."

The committee also reviewed cash compensation recommendations from our chief executive officer for each of the other executive officers. These recommendations took into account the chief executive officer's assessment of each individual's operating responsibilities, management level, and tenure and performance in the position.

In addition, the committee reviewed our Board's annual evaluation of our chief executive officer's overall performance. See "Compensation of the Chief Executive Officer" below.

The committee considered all of this information in the context of the goals and objectives of our executive compensation plans. As noted above, we seek to pay salaries in line with individual performance and contribution to company goals. In the aggregate, base salaries are targeted around the median market rate. Individual performance, relative criticality of the job, and business affordability are also considered in determining base salaries. To maintain our desired market position, we conduct annual salary reviews. Additional information regarding these goals and objectives is set forth above under the headings "Compensation Philosophy" and "Components of Compensation."

Approval of New Compensation Levels for 2010

Based on its review and the other factors discussed above, the committee approved new base salaries and target annual incentives for 2010 for our chief executive officer and each of the other executive officers. The following table shows the base salaries and target annual incentives for our named executive officers for 2010 as compared to 2009:

	Base Salary			Target Annual Incentive Level(2)
Name and Principal Position	2009	2010	Increase	2009	2010
Stephen R. Wilson President and Chief Executive Officer	$900,000	$925,000	2.8%	100%	100%
Anthony J. Nocchiero Senior Vice President and Chief Financial Officer	$410,000	$420,000	2.4%	60%	65%
Douglas C. Barnard Vice President, General Counsel, and Secretary	$350,000	$360,000	2.9%	60%	60%
Bert A. Frost(1) Vice President, Sales and Market Development	$325,000	$325,000	—	50%	55%
W. Anthony Will Vice President, Manufacturing and Distribution	$325,000	$325,000	—	50%	55%

(1)
We increased Mr. Frost's base salary from $300,000 to $325,000 effective as of July 1, 2009. As a result, Mr. Frost received $312,500 in salary with respect to 2009.

(2)
Target Annual Incentive for 2010 based on attainment of primary EBITDA objective and achievement of secondary performance objectives to be determined by the committee. See the discussion below under the heading "Short-term Incentives."

Additional information with respect to the base salaries and annual incentive targets of these five executive officers with respect to calendar years 2007, 2008, and 2009 is set forth below under the headings "Executive Compensation—Summary Compensation Table" and "Executive Compensation—Grants of Plan-based Awards."

Short-term Incentives

The compensation committee recently reviewed and modified our short-term incentive program and then granted annual incentive awards to our executive officers for 2010 in accordance with the modified design.

Review of the Short-term Incentive Program

During its review of our short-term incentive program, the committee considered the following general goals:

•
the use of properly structured short-term incentives in order to align the interests of management and stockholders, provide context for management decisions, reward management for decisions that drive short-term results and support long-term strategy, and focus all members of management on the same corporate goals (financial, operational, and strategic); and

•
the need to create a framework for the program that can remain in effect for a significant period of time, while retaining the flexibility for the committee to make appropriate modifications that might prove necessary or desirable in order to reflect changing business conditions.

The committee also considered the following factors specific to our company:

•
the difficulty in establishing appropriate short-term performance measures for CF Industries, given the inherent cyclicality in our industry as well as the pronounced effects that highly volatile commodity prices for raw materials and fertilizer products have upon our operating results;

•
the outlook for our short-term performance and the broad range of possible actual outcomes; and

•
the uncertainty that exists with respect to the potential impact of our pending acquisition of Terra Industries Inc. ("Terra") pursuant to the Agreement and Plan of Merger, dated March 12, 2010, by and among CF Industries, Composite Merger Corporation, an indirect, wholly-owned subsidiary of CF Industries, and Terra (the "Terra transaction"), on the performance measures we have used for our short-term incentive program.

In addition, the committee reviewed a report from Towers Watson, our outside compensation consultant, regarding competitive market practices with respect to the use of short-term incentives and specifically consulted with Towers Watson regarding techniques for dealing with the uncertainty arising from the Terra transaction.

The committee considered all of this information in the context of the goals and objectives of our executive compensation plans. As noted above, we use short-term incentives to provide executive officers and other key employees with the opportunity to earn additional annual compensation beyond base salary. The role of short-term incentives is to reward and encourage the achievement of annual financial results and other specified corporate performance goals. Our short-term incentive awards are targeted around the market median. Additional information regarding these goals and objectives is set forth above under the headings "Compensation Philosophy" and "Components of Compensation."

Selection of Primary Performance Metric for 2010

Based on its review of these general, company-specific, and competitive considerations, the committee determined that the short-term incentive awards to our executive officers for 2010 would be revised so as to be based, in the first instance, on attainment of a primary overall EBITDA target of $200 million for the Company's 2010 fiscal year. If that EBITDA performance target is attained for 2010, each executive officer will become eligible for an annual bonus with respect to 2010 of $3 million, which amount would be subject to reduction in the discretion of the committee (sometimes referred to as "negative discretion"). The committee retains the discretion to reduce 2010 annual bonus awards from the $3 million level and it is expected to use that discretion if the EBITDA performance target is attained. If the primary EBITDA objective is not attained, no annual performance awards will be made to the executive officers under the 2010 annual incentive program.

The committee determined that the use of an overall EBITDA performance goal, combined with the reservation of the committee's right to use negative discretion, provided the maximum level of flexibility to permit the committee to react to the uncertain effects of the Terra transaction while retaining the ability to pay bonuses to executive officers which are deductible under Section 162(m) of the Code (as discussed in more detail below). The committee determined that the EBITDA target described above represents an appropriate level of corporate performance to warrant payment of some level of annual bonus to our executives for 2010, with the actual bonus payment to be made at the discretion of the committee based on performance against specified secondary performance objectives, as described below.

Selection of Secondary Performance Metrics for 2010

If the primary EBITDA performance objective is attained, it is the committee's intention to use its negative discretion to pay 2010 annual bonuses based on achievement against performance metrics which will be determined by the committee after taking into account the impact of the Terra transaction. Such metrics may include those historically used by the Company (such as cash flow return on average gross capital employed or controllable cash operating costs per ton) or may include new metrics (such as the achievement of synergies in connection with the integration of Terra). The committee will have full discretion to determine these secondary metrics and to assign the weighting it deems appropriate to such metrics, provided that the primary EBITDA performance target is achieved. As is noted above, if the primary EBITDA performance objective is not achieved, no bonus payments will be made to the executive officers under the 2010 annual incentive program.

Approval of Annual Incentive Awards for 2010

As noted above, the compensation committee recently granted annual incentive awards to our executive officers for calendar year 2010 pursuant to our 2009 Equity and Incentive Plan.

Underneath the umbrella of the primary EBITDA performance objective, we also assigned each executive officer a target award opportunity for 2010 ranging from 40% to 100% of his or her base salary depending on his or her compensation and responsibility level. Additional information regarding the committee's approval of new target annual incentive levels for our executive officers for 2010 is set forth above under the heading "Cash Compensation—Approval of New Compensation Levels for 2010."

For each of the executive officers, the actual annual incentive payment for 2010 will be based in the first instance on whether the overall EBITDA performance objective is attained. If the EBITDA objective is attained, actual award amounts will be determined by the committee using its negative discretion authority, informed by our achievement with respect to the secondary corporate performance goals selected by the committee for 2010.

Approval of Short-term Incentive Payments for 2009

We recently determined that each of our executive officers earned 101% of his or her target opportunity with respect to his or her annual incentive award for 2009, calculated as follows:

Cash Flow Return on Average Gross Capital Employed. Forty percent of each executive officer's potential annual incentive payment for 2009 depended on our cash flow return on average gross capital employed for the year, increasing (x) from 50%, through 100%, to 200% of this component of his or her target opportunity as (y) our cash flow return on average gross capital employed increased from a threshold level of 5%, through a target level of 23%, to a ceiling level of 50%.

•
The "cash flow" numerator of this metric is essentially the sum of (i) our cash flow from operating activities less (ii) additions to property, plant, and equipment (excluding major capital expenditures) less (iii) minority interest in earnings less (iv) changes in net working capital less (v) changes in customer advances plus (vi) interest expense plus (vii) our after-tax share of the net income from investments in unconsolidated subsidiaries.

•
The "average gross capital employed" denominator is essentially the average of our beginning and ending gross debt plus book value of equity.

The cash flow return on average gross capital employed metric reflects management's success in achieving fertilizer margins. These margins are largely a function of fertilizer prices and raw material costs.

We achieved a cash flow return on average gross capital employed of 10.9% for 2009 (after adjustments by the compensation committee relating to (i) our proposal to acquire Terra and (ii) the offer by

Agrium to acquire CF Industries). Therefore, each executive officer earned 66% of this component of his or her target opportunity for 2009.

Controllable Cash Operating Costs per Ton. Forty percent of each executive officer's potential annual incentive payment for 2009 depended on our controllable cash operating costs per ton for the year, increasing (x) from 50%, through 100%, to 200% of this component of his or her target opportunity as (y) our controllable cash operating costs per ton decreased from a threshold level of $95, through a target level of $85, to a ceiling level of $75.

•
The "controllable cash operating cost" numerator of this metric is essentially the sum of our (i) cost of sales plus (ii) selling, general, and administrative expenses less (iii) depreciation, depletion, and amortization less (iv) cost of natural gas (including realized gains and losses on natural gas derivatives), sulfur, and ammonia used in production (determined on a pro forma basis as if these raw materials had been used at budgeted rather than actual usage rates) less (v) cost of fertilizer products purchased for resale less (vi) freight costs incurred in delivering products to customers.

•
The "tons" in the denominator are the number of tons of fertilizer produced by us that were sold during the year.

The controllable cash operating costs per ton metric reflects management's execution against the budget with respect to plant operating efficiencies; operating expenses; selling, general, and administrative expenses; and volumes produced and sold.

We achieved controllable cash operating costs per ton of $82.2 for 2009 (after adjustments by the compensation committee relating to (i) market-induced production curtailments and (ii) start-up costs associated with a new product). Therefore, each executive officer earned 128% of this component of his or her target opportunity for 2009.

Achievement of Specific Strategic Objectives. Twenty percent of each executive officer's annual incentive payment for 2009 depended on the extent to which we achieved specified strategic objectives for the year, increasing (x) from 50%, through 100%, to 200% of this component of his or her target opportunity as (y) our level of achievement increased relative to appropriate threshold, target, and ceiling levels in the subjective judgment of our compensation committee. The strategic objectives for 2009 were generally in the nature of specific results or milestones relating to (i) our proposal to construct a nitrogen fertilizer plant in Peru and (ii) the strategy for our operating assets. The compensation committee recently assessed our level of achievement as against these specified objectives, and determined that each executive officer earned 117% of this component of his or her target opportunity for 2009.

Additional information with respect to the compensation committee's grants of annual incentive awards and our subsequent cash payments to the named executive officers for 2007, 2008, and 2009 is set forth below under the headings "Executive Compensation—Summary Compensation Table" and "Executive Compensation—Grants of Plan-based Awards."

Long-term Incentives

The compensation committee reviewed our long-term incentive program during 2009 and granted long-term incentive awards to our executive officers.

General Considerations

During its review of our long-term incentive program, the committee considered the following general factors:

•
the use of properly structured long-term incentives in order to align the interests of senior management and stockholders;

•
the advantages and disadvantages of using stock options, restricted stock, and/or performance shares for such purposes;

•
the choice of vesting parameters for stock options and restricted stock and the treatment of death, disability, retirement, resignation, and termination, with or without cause; and

•
the accounting for various stock-based incentives under FASB ASC Topic 718 and the tax treatment of such incentive awards under Section 162(m) of the Internal Revenue Code.

The committee also considered the difficulty in establishing appropriate long-term performance measures for CF Industries, other than stock price appreciation and total stockholder return (including dividends), given the inherent cyclicality in our industry as well as the pronounced effects of highly volatile commodity prices for raw materials and fertilizer products upon our operating results.

In addition, the committee reviewed a report from Towers Watson, our outside compensation consultant, regarding competitive market practices with respect to the use of long-term incentives.

The committee considered all of this information in the context of the goals and objectives of our executive compensation plans. As noted above, our long-term incentives focus on enterprise value creation and employee retention. Long-term incentives are provided through annual awards. Our 2009 Equity and Incentive Plan allows the use of stock options, full-value shares, and cash-based awards. Eligibility is extended to executive officers and other key employees. Distribution guidelines with award ranges related to position responsibility levels are updated annually. In consideration of these guidelines, there is individual variation in long-term incentives based on performance level, potential contribution, and value to the business. Additional information regarding these goals and objectives is set forth above under the headings "Compensation Philosophy" and "Components of Compensation."

Design of Awards for 2009

Based on its review of these general, company-specific, and competitive considerations, the committee determined that the long-term incentive awards to our executive officers for 2009 should continue to be composed of 60% stock options and 40% restricted stock (each measured by fair value on the date of grant), as was the case for 2008.

In selecting a mixture of stock options and restricted stock for our long-term incentive awards, the committee noted that:

•
the stock option award would provide potential value for executive officers that is tied solely to stock price appreciation after the date of grant;

•
the stock option and restricted stock awards would be subject to time vesting provisions and therefore create an additional retention mechanism for executive officers;

•
the restricted stock award would foster stock ownership by executive officers; and

•
the restricted stock award would provide value for executive officers that fluctuates with total stockholder return (including dividends).

Approval of Awards for 2009

The compensation committee approved long-term incentive awards during 2009 pursuant to our 2009 Equity and Incentive Plan consisting of 81,800 stock options and 31,000 shares of restricted stock for our executive officers in the aggregate.

All of these awards were granted on August 10, 2009 (except for one executive officer who was granted an award on June 9, 2009 shortly after joining the company). The compensation committee chose August 10, 2009 for the grant date because it was the anniversary of our initial public offering. In selecting August 10, 2009 as the grant date, the compensation committee also noted that we had reported our financial results for the second quarter on July 27, 2009.

•
On the grant date, the committee approved dollar-denominated stock option and restricted stock awards for the individual executive officers. In setting the dollar-denominated values of the individual awards, the committee considered the competitive general industry market median value for the position (adjusted to reflect the individual's current base salary) as determined by Towers Watson, our outside compensation consultant. The committee also considered the recommendations from our chief executive officer for the long-term incentive awards to each of the executive officers other than himself. These recommendations took into account the chief executive officer's assessment of each individual's operating responsibilities, management level, and tenure and performance in the position.

•
After the close of business on the grant date, the dollar-denominated awards were translated into an actual number of stock options and an actual number of shares of restricted stock using that day's closing price for our stock on the NYSE as the input to valuation formulas recommended by our outside compensation consultant and approved in advance by the committee. Similarly, the exercise price for the stock options was set to equal that day's closing price. The number of stock options represented 60% of the total value on the grant date, and the number of shares of restricted stock represented the remaining 40%.

The terms and conditions of these long-term incentive awards were as follows:

•
The shares of restricted stock will vest on the third anniversary of the grant date, subject to earlier forfeiture or accelerated vesting (as described below). Until vested, the shares of restricted stock may not be sold, assigned, transferred, donated, pledged, or otherwise disposed of (except by will or the laws of descent and distribution). We will pay dividends on the restricted stock to our executive officers during the vesting period.

•
Subject to earlier forfeiture or accelerated vesting (as described below), the options will generally become exercisable in three equal annual installments following the date of grant and will expire ten years from the date of grant.

•
As discussed below, upon a change in control, the restrictions, limitations, and conditions applicable to the restricted stock and stock option awards will lapse and the awards will become fully vested and exercisable. The awards will also become fully vested and exercisable upon death or disability.

Additional information with respect to the compensation committee's grants of restricted stock and stock options to our named executive officers during 2009 is set forth below under the heading "Executive Compensation—Grants of Plan-based Awards."

Change in Control, Severance, and Retirement Benefits

The compensation committee reviewed our change in control, severance, and retirement benefits during 2009 as described below. Based on its review, and after considering the factors noted below, the committee determined that our change in control, severance, and retirement benefits serve the best interests of the company and our stockholders and are consistent with competitive market practices.

Change in Control Benefits

With respect to our change in control benefits, the committee noted that we have change in control agreements with our executive officers, as well as certain change in control benefits for all of the participants (including the executive officers) under our 2009 Equity and Incentive Plan. Additional information regarding these benefits is set forth below under the heading "Executive Compensation—Change in Control Benefits."

In connection with its review, the committee noted that the change in control agreements with our executive officers are:

•
intended to provide some level of income continuity for an executive officer should his or her employment be terminated by us without cause or by him or her for good reason in connection with a change in control;

•
designed to avoid unwanted management turnover in the event of a potential change in control; and

•
designed to ensure that the executive officer's personal interests will remain aligned with the interests of our stockholders in the event of a potential change in control.

The committee also noted that our change in control agreements require both (i) a change in control and (ii) a qualifying termination of the executive officer's employment (sometimes referred to as a "double trigger"), before any benefits will be owing to the executive officer under the agreement.

In addition, the committee noted that our 2009 Equity and Incentive Plan provides that all plan-based awards will be deemed fully achieved, fully vested, and fully exercisable upon a change in control (sometimes referred to as a "single trigger"), unless the committee determines otherwise with respect to a particular award at the time of grant and reflects this determination in the applicable award agreement. In this regard, the committee noted it would be difficult to preserve the original performance and vesting goals in our plan-based awards following a change in control, given the fundamental changes in our organization, capital structure, and operations that would typically result from such a transaction. Accordingly, all of our plan-based awards have included this change in control provision for the benefit of our executive officers and the other participants.

As part of its review, the committee reviewed "tally sheets," estimating these benefits for our chief executive officer and the other named executive officers under various assumptions and scenarios.

Based on its review, and the other factors noted above, the committee determined that our change in control benefits serve the best interests of the company and our stockholders and are consistent with competitive market practices.

Severance Benefits

With respect to our severance benefits, the committee noted that none of our executive officers has any employment or severance agreement, and none of our executive officers is entitled to receive any other severance benefits, except for (i) the change in control agreements and change in control benefits discussed above, (ii) such severance benefits as we may provide under our standard policies applicable to all employees, (iii) such severance benefits as we may be required to pay under applicable law in certain jurisdictions; and (iv) such additional severance benefits as our compensation committee may approve in certain instances. Based on its review, and the other factors noted above, the committee determined that our severance benefits serve the best interests of the company and our stockholders and are consistent with competitive market practices.

Retirement Benefits

With respect to our retirement benefits, the committee noted that we maintain tax-qualified and nonqualified defined benefit, defined contribution, and deferred compensation plans. Additional information regarding these benefits is set forth below under the headings "Executive Compensation—Retirement Benefits" and "Executive Compensation—Nonqualified Deferred Compensation."

In connection with its review, the committee noted that our Retirement Income Plan (a defined benefit pension plan) was closed to new participants on December 31, 2003. As a result, executive officers who joined the company after that date are ineligible to receive any pension benefits under this plan and are therefore also ineligible to receive any defined benefit pension benefits under our Supplemental Benefit and Deferral Plan (a nonqualified benefits restoration and deferred compensation plan).

The committee also reviewed "tally sheets," estimating these benefits for our chief executive officer and the other named executive officers under various assumptions and scenarios.

Based on its review, and the other factors noted above, the committee determined that our retirement benefits serve the best interests of the company and our stockholders and are consistent with competitive market practices.

Compensation of the Chief Executive Officer

The compensation committee has taken a number of steps since our initial public offering related to reviewing and establishing the compensation of our chief executive officer. Additional information regarding these activities is set forth above under the heading "Compensation Committee Activities."

Cash Compensation for 2010

As noted above, the compensation committee recently approved a base salary of $925,000 for Mr. Wilson for 2010 and an annual incentive target equal to 100% of his base salary, as compared with a base salary of $900,000 and an annual incentive target equal to 100% of his base salary for 2009. In setting Mr. Wilson's base salary and annual incentive target for 2010, the committee considered (i) a competitive market assessment performed by Towers Watson, our outside compensation consultant, (ii) our Board's annual evaluation of Mr. Wilson's overall performance, and (iii) the goals and objectives of our executive compensation plans. The committee also considered the current conditions in the overall economy, and the announced decisions at other companies regarding cash compensation for chief executive officers. Additional information regarding the committee's approval of Mr. Wilson's base salary and his annual incentive target for 2010 is set forth above under the heading "Cash Compensation."

Short-term Incentive Award for 2010

The compensation committee recently granted Mr. Wilson an annual incentive award for 2010. Mr. Wilson's annual incentive payment for 2010 will be based on our attaining the primary EBITDA performance objective of $200 million, and attainment of secondary corporate performance goals for the year, ranging from a threshold of 50% to a ceiling of 200% of his base salary as a function of our achievement of performance metrics established by the committee after taking into account the impact of the Terra transaction. Additional information regarding the terms and conditions of Mr. Wilson's annual incentive award for 2010 is set forth above under the heading "Short-term Incentives."

Short-term Incentive Payment for 2009

We recently determined that Mr. Wilson earned $909,000 (representing 101% of his base salary and 101% of the relevant target) with respect to his annual incentive award for 2009, calculated as follows:

•
Cash Flow Return on Average Gross Capital Employed.  Forty percent of Mr. Wilson's potential annual incentive payment for 2009 depended on our cash flow return on average gross capital employed for the year, increasing (x) from 20%, through 40%, to 80% of his base salary as (y) our cash flow return on average gross capital employed increased from a threshold level of 5%, through a target level of 23%, to a ceiling level of 50%. We achieved a cash flow return on average gross capital employed of 10.9% for 2009 (after adjustments by the compensation committee relating to (i) our proposal to acquire Terra and (ii) the offer by Agrium to acquire CF Industries). Therefore, Mr. Wilson earned $237,600 (representing 66% of the relevant target) with respect to this component of his annual incentive award for 2009.

•
Controllable Cash Operating Costs per Ton.  Forty percent of Mr. Wilson's potential annual incentive payment for 2009 depended on our controllable cash operating costs per ton for the year, increasing (x) from 20%, through 40%, to 80% of his base salary as (y) our controllable cash operating costs per ton decreased from a threshold level of $95, through a target level of $85, to a ceiling level of $75. We achieved controllable cash operating costs per ton of $82.2 for 2009 (after adjustments by the compensation committee relating to (i) market-induced production curtailments and (ii) start-up costs associated with a new product). Therefore, Mr. Wilson earned $460,800 (representing 128% of the relevant target) with respect to this component of his annual incentive award for 2009.

•
Achievement of Specific Strategic Objectives.  Twenty percent of Mr. Wilson's annual incentive payment for 2009 depended on the extent to which we achieved specified strategic objectives for the year,

  increasing (x) from 10%, through 20%, to 40% of his base salary as (y) our level of achievement increased relative to appropriate threshold, target, and ceiling levels in the subjective judgment of our compensation committee. The strategic objectives for 2009 were generally in the nature of specific results or milestones relating to (i) our proposal to construct a nitrogen fertilizer plant in Peru and (ii) the strategy for our operating assets. The compensation committee recently assessed our level of achievement as against these specified objectives, and determined that Mr. Wilson had earned $210,600 (representing 117% of the relevant target) with respect to this component of his annual incentive award for 2009.

Additional information with respect to Mr. Wilson's annual incentive award for 2009 and our subsequent cash payment to him on that award is set forth below under the headings "Executive Compensation—Summary Compensation Table" and "Executive Compensation—Grants of Plan-based Awards." Additional information regarding our cash flow return on average gross capital employed metric and our controllable cash operating costs per ton metric is set forth above under the heading "Approval of Short-term Incentive Payments for 2009."

Long-term Incentive Awards for 2009

The compensation committee also granted Mr. Wilson 37,100 stock options and 14,100 shares of restricted stock for 2009. In making this award, the committee considered a competitive market assessment performed by our outside compensation consultant as well as the other factors discussed above. Additional information regarding the committee's review of our long-term incentive program and the terms and conditions of our stock option and restricted stock awards for 2009 is set forth above under the heading "Long-term Incentives."

Change in Control, Severance, and Retirement Benefits

The compensation committee also reviewed our change in control, severance, and retirement benefits during 2009, with a particular focus on the benefits Mr. Wilson would receive upon such an event now or in the future. As part of its review, the committee reviewed "tally sheets," estimating the benefits that Mr. Wilson would receive under various assumptions and scenarios. Based on its review, and the other factors noted above, the committee determined that Mr. Wilson's change in control, severance, and retirement benefits serve the best interests of the company and our stockholders and are consistent with competitive market practices. Additional information regarding the committee's activities in this regard is set forth above under the heading "Change in Control, Severance, and Retirement Benefits."

Additional information with respect to Mr. Wilson's total compensation and benefits for 2007, 2008, and 2009 is set forth below under the heading "Executive Compensation."

Industry Reference Group

As noted above, the compensation committee has adopted an industry reference group for use in establishing compensation and incentive levels. During 2009, the committee revised the reference group so that it comprises the following 17 companies:

Global Industry Classification Standard Subindustry Description	Company Name
Fertilizers and Agricultural Chemicals	Agrium Inc. The Mosaic Company Potash Corporation of Saskatchewan Inc. The Scotts Miracle-Gro Company Terra Industries Inc.*
Specialty Chemicals	Albemarle Corporation Cytec Industries Inc. Nalco Holding Company
Commodity Chemicals	Celanese Corporation Westlake Chemical Corporation
Diversified Chemicals	Ashland Inc. Eastman Chemical Company FMC Corporation Olin Corporation
Agricultural Products	Corn Products International, Inc.
Industrial Gases	Airgas, Inc.
Coal and Consumable Fuels	Arch Coal, Inc.

*
As discussed above, on March 12, 2010, CF Industries and Terra entered into an Agreement and Plan of Merger providing for the acquisition of Terra by CF Industries.

Prior to these revisions, our industry reference group also included Intrepid Potash, Inc., NL Industries, Inc., Arch Chemicals, Inc., Chemtura Corporation, Ferro Corporation, H.B. Fuller Company, and Hercules Incorporated. Our compensation committee removed these seven companies from the reference group because they were in substantively different industries, had revenues too small to be considered "peers," had controlling stockholders, were in bankruptcy, and/or had recently been acquired. In addition to removing these seven companies, the committee added The Scotts Miracle-Gro Company, Celanese Corporation, Westlake Chemical Corporation, Ashland Inc., Eastman Chemical Company, FMC Corporation, Olin Corporation, Corn Products International, Inc., Airgas, Inc., and Arch Coal, Inc. to the reference group. Our compensation committee added these ten companies to the reference group because they operate in related industries, have similar corporate structures, have comparable revenues, are included within our competitors' own reference groups, and/or are included within the list of peer companies that RiskMetrics Group uses for its proxy advisory services with respect to CF Industries.

We use a subset of this industry reference group as our "peer group" for purposes of the stock price performance graph included within our 2009 Annual Report. We have selected Agrium Inc., The Mosaic Company, Potash Corporation of Saskatchewan Inc., and Terra Industries Inc. for this purpose because they comprise the members of our reference group that are publicly traded manufacturers of fertilizers with headquarters in North America.

Financial Restatements

It is the policy of our Board that the compensation committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers if the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, we will seek to recover any amount determined to have been received inappropriately by an executive officer. The compensation committee has recently added "clawback" language to the forms of incentive award agreements that we use with executive officers in order to enhance the enforceability of these provisions.

Stock Ownership Guidelines

The Board believes that our directors and officers should be stockholders of CF Industries and, based on the recommendation of the compensation committee, has established guidelines for stock ownership.

•
Directors will have five years to achieve stock ownership with a market value equal to five times their annual retainer.

•
Officers will have five years to achieve stock ownership with a market value equal to (i) five times annual base salary in the case of the chief executive officer, (ii) two times annual base salary in the case of the next four most highly compensated executive officers as named in the proxy statement, and (iii) one times annual base salary in the case of the other officers.

These five-year time periods for achieving stock ownership will generally be measured from February 17, 2006, the date on which our Board adopted the guidelines, or, in the case of a new director or officer, the date of hire, appointment, election, or promotion.

For purposes of these guidelines, stock ownership includes (i) any purchased stock, (ii) any "phantom" stock held in our Supplemental Benefit and Deferral Plan (a non-qualified benefits restoration and deferred compensation plan), (iii) any vested stock awards, and (iv) the after-tax portion (assuming a 35% tax rate) of the "spread" on any vested stock option awards (i.e., the amount by which the market value of the underlying stock exceeds the exercise price of the vested stock options).

Once an individual meets his or her ownership guideline requirements, it is expected that he or she will maintain ownership at the required levels as stock prices and salaries change over time. It is also expected that the individual will not sell any shares unless he or she has achieved compliance with the ownership guidelines before the sale and that he or she will retain enough shares following the sale in order to remain in compliance with the guidelines.

We may facilitate stock ownership by directors and officers through grants of equity-based compensation under our 2009 Equity and Incentive Plan. We have a Policy on Insider Trading, which prohibits our directors, officers, and employees from trading in derivatives on our stock, selling our stock "short," or holding our stock in margin accounts.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits our federal income tax deduction to $1,000,000 per year for compensation paid to our chief executive officer or any of the other named executive officers. Compensation that is performance-based is not, however, subject to the deduction limit, provided certain requirements of Section 162(m) are satisfied. We believe that our 2009 Equity and Incentive Plan complies with the Section 162(m) regulations adopted by the Internal Revenue Service, permitting us to grant performance-based compensation which is not subject to the $1,000,000 limit otherwise imposed by Section 162(m). In order to preserve the deductibility of performance-based compensation, we will generally seek to comply with Section 162(m) to the extent such compliance is practicable and in the best interests of CF Industries and its stockholders.

Fees Paid to Towers Watson

As noted above, the compensation committee has engaged Towers Watson, an outside global human resources consulting firm, to assist the committee in making recommendations and decisions regarding compensation for our directors and executive officers. The fees paid to Towers Watson for its services to the committee were $115,000 in 2009 and $50,000 in 2008.

In addition, with the prior approval of the compensation committee chairman in each instance, our vice president, human resources has engaged Towers Watson to provide various compensation and benefits consulting services to management. The fees paid to Towers Watson for these services to management were $110,000 in 2009 and $27,000 in 2008.

The compensation committee has reviewed the total fees paid to Towers Watson over each of the past two years, including the fees paid to Towers Watson in 2008 and 2009 for services to management, and determined that the consultant has maintained its objectivity and independence in rendering advice to the committee.

COMPENSATION AND BENEFITS RISK ANALYSIS

As noted above, the compensation committee has reviewed the potential effects of the various components of our compensation and benefits program upon individual and collective behavior and, ultimately, upon our risk profile and our overall approach to risk management. After reviewing the relevant features of:

•
our annual incentive program, including (i) the diversity of our three performance metrics, (ii) the focus on collective rather than individual behaviors, (iii) the process by which the compensation committee establishes target bonus opportunities as well as threshold, target, and ceiling performance levels, (iv) the consistency of our short-term incentive practices with the practices at comparable companies, (v) the control environment within which business decisions are made, (vi) the periodic reporting to the compensation committee regarding corporate performance, (vii) the discretion the compensation committee has retained to reduce annual incentive payments under appropriate circumstances, and (viii) the "clawback" provisions in our policy regarding financial restatements;

•
our long-term incentive program, including (i) the levels of common stock ownership and equity-based awards held by our executive officers, (ii) the use of restricted stock as well as stock options in making stock-based awards to executive officers, (iii) the consistency of our long-term incentive practices with the practices at comparable companies, and (iv) the limitations on trading imposed by our stock ownership guidelines and our Policy on Insider Trading;

•
our change-in-control benefits, including the facts that the change-in-control agreements with our executive officers are (i) intended to provide some level of income continuity for an executive officer should his or her employment be terminated by us without cause or by him or her for good reason in connection with a change in control, (ii) designed to avoid unwanted management turnover in the event of a potential change in control, and (iii) designed to ensure that the executive officer's personal interests will remain aligned with the interests of our stockholders in the event of a potential change in control; and

•
our other awards, plans, programs, policies, and practices, including (i) the relatively weak incentives created thereby, (ii) the focus on collective rather than individual behaviors, (iii) the control environment, and (iv) the absence of personal objectives and direct financial incentives with respect to raw materials procurement and transactions involving natural gas derivatives;

the compensation committee believes that the Company's compensation and benefits program balances risk and potential reward in a manner that is appropriate to the circumstances and in the best interests of the Company's stockholders over the long term.

 COMPENSATION COMMITTEE REPORT

The compensation committee oversees our compensation and employee benefit plans and practices, including our executive compensation plans, director compensation plans, and other incentive compensation and equity-based plans. The compensation committee is composed of three non-employee directors and operates under a written charter adopted by our Board. Each member of the compensation committee is independent within the meaning of the rules of the corporate governance standards of the NYSE applicable to compensation committee members. Our Board has also determined that all of the members of the committee qualify as "non-employee directors," within the meaning of Rule 16b-3 promulgated under the Exchange Act, and "outside directors," within the meaning of Section 162(m) of the Internal Revenue Code.

The compensation committee held six meetings during the year ended December 31, 2009 and met in executive session at each of the five meetings that were held in person. The compensation committee also reviewed and discussed with management the compensation discussion and analysis section of this Proxy Statement.

Based on its review and the foregoing meetings and discussions, the compensation committee recommended to the Board that the compensation discussion and analysis section be included in this Proxy Statement and in our Annual Report on Form 10-K for filing with the SEC.

Robert C. Arzbaecher (Chairman)
Stephen A. Furbacher
Edward A. Schmitt

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation we provided with respect to the years ended December 31, 2007, 2008, and 2009 for (i) our principal executive officer, (ii) our principal financial officer, and (iii) our three other most highly compensated executive officers (as determined on the basis of their total compensation for 2009 other than changes in pension value and nonqualified deferred compensation earnings). We refer to these five individuals in this Proxy Statement as our named executive officers.

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-equity Incentive Plan Compen- sation(1)(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)(5) ($)	All Other Compensation(6) ($)	Total ($)
Stephen R. Wilson	2009	900,000	1,156,623	1,365,313	909,000	269,850	105,052	4,705,838
President and Chief	2008	900,000	1,023,946	1,747,323	1,800,000	701,270	110,618	6,283,157
Executive Officer	2007	780,000	789,640	1,166,640	1,404,000	829,601	77,774	5,047,655
Anthony J. Nocchiero(7)	2009	410,000	328,120	382,729	248,500	—	41,392	1,410,741
Senior Vice President and	2008	375,000	300,792	513,956	450,000	—	36,897	1,676,645
Chief Financial Officer	2007	238,767	209,115	275,023	286,521	—	16,212	1,025,638
Douglas C. Barnard	2009	350,000	205,075	246,566	212,100	—	36,337	1,050,078
Vice President, General	2008	335,000	174,209	296,415	402,000	—	35,384	1,243,008
Counsel, and Secretary	2007	310,000	129,875	189,069	310,000	—	30,387	969,331
Bert A. Frost(8)	2009	312,500	188,669	217,125	157,800	—	43,106	919,200
Vice President, Sales and
Market Development
W. Anthony Will(8)	2009	325,000	205,075	246,566	164,100	—	36,997	977,738
Vice President,
Manufacturing and Distribution

(1)
Amounts in these two columns represent base salary and non-equity incentive plan compensation earned in 2007, 2008, and 2009 regardless of when such amounts are paid in cash.

(2)
Amounts in these two columns represent the grant date fair value computed in accordance with FASB ASC Topic 718 (without taking into account any estimate of forfeitures related to service-based vesting conditions) of the restricted stock and stock option awards that we granted to the named executive officers pursuant to our Equity and Incentive Plans. Our assumptions with respect to the FASB ASC Topic 718 valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2009. Additional information with respect to the outstanding restricted stock and stock option awards for 2005, 2006, 2007, 2008, and 2009 is set forth below under the headings "Grants of Plan-based Awards" and "Outstanding Equity Awards at Fiscal Year End."

(3)
Amounts in this column represent amounts that the named executive officers earned with respect to the years ended December 31, 2007, 2008, and 2009 as the result of annual incentive awards we granted to the named executive officers pursuant to our Equity and Incentive Plans. Additional information with respect to these annual incentive awards for 2009 is set forth below under the heading "Grants of Plan-based Awards."

(4)
Amounts in this column represent the aggregate changes over 2007, 2008, and 2009 in the actuarial present value of the named executive officer's accumulated pension benefits under our Retirement Income Plan (a tax-qualified defined benefit pension plan) and our Supplemental Benefit and Deferral Plan (a nonqualified benefits restoration and deferred compensation plan). Our assumptions with respect to the determination of this value are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2009. For this purpose, we have also assumed retirement at age 65. Additional information with respect to our defined benefit pension plans is set forth below under the heading "Retirement Benefits." Messrs. Nocchiero, Barnard, Frost, and Will are ineligible for defined benefit pension benefits under these plans since their employment commenced after our Retirement Income Plan had been closed to new participants on December 31, 2003.

(5)
This column does not include any above-market or preferential earnings with respect to nonqualified deferred compensation, since all earnings were determined by a third-party plan administrator and set to equal the published total return on notional capital market investments selected in advance by the named executive officers. Additional information with respect to the named executive officers' nonqualified deferred compensation earnings is set forth below under the heading "Nonqualified Deferred Compensation."

(6)
Amounts in this column represent (i) employer contributions and credits to our Thrift Savings Plan (a tax-qualified defined contribution retirement plan) and to our Supplemental Benefit and Deferral Plan, (ii) employer-paid term life insurance premiums, (iii) dividends on restricted stock, (iv) tax gross-up payments (relating to relocation benefits), and (v) other benefits (relocation benefits in the case of Mr. Frost and make-whole payments related to a delay in the granting of a stock option in the case of Mr. Will), in each case as set forth in the following table.

Name	Year	Employer Contributions and Credits to Retirement Plans ($)	Employer- paid Life Insurance Premiums ($)	Dividends on Restricted Stock ($)	Tax Gross-up Payments ($)	Other Benefits ($)	Total ($)
Stephen R. Wilson	2009	81,000	1,864	22,188	—	—	105,052
	2008	81,000	1,864	27,754	—	—	110,618
	2007	70,840	2,318	4,616	—	—	77,774
Anthony J. Nocchiero	2009	36,900	772	3,720	—	—	41,392
	2008	33,750	707	2,440	—	—	36,897
	2007	15,387	549	276	—	—	16,212
Douglas C. Barnard	2009	31,500	1,541	3,296	—	—	36,337
	2008	30,150	1,476	3,758	—	—	35,384
	2007	28,041	1,750	596	—	—	30,387
Bert A. Frost	2009	28,114	1,377	1,220	4,642	7,753	43,106
W. Anthony Will	2009	29,246	612	2,172	—	4,967	36,997

  None of the named executive officers received any perquisites or personal benefits during 2007, 2008, or 2009 with an aggregate value of $10,000 or more. Mr. Wilson receives no additional compensation for his service as a director or as the chairman of our Board.

(7)
Mr. Nocchiero joined us on April 27, 2007, and his compensation is reported only from such date forward.

(8)
Messrs. Frost and Will became named executive officers for the first time with respect to 2009.

Grants of Plan-based Awards

The following table shows all plan-based awards that we granted for the year ended December 31, 2009 to each of the named executive officers. Additional information regarding these awards is set forth above under the heading "Summary Compensation Table."

					All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(2) (#)
		Estimated Future Payouts Under Non-equity Incentive Plan Awards(1)					Exercise or Base Price of Option Awards(2) ($/Sh)
								Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Stephen R. Wilson	12/11/08	450,000	900,000	1,800,000
	8/10/09				14,100	37,100	82.03	2,521,936
Anthony J. Nocchiero	12/11/08	123,000	246,000	492,000
	8/10/09				4,000	10,400	82.03	710,849
Douglas C. Barnard	12/11/08	105,000	210,000	420,000
	8/10/09				2,500	6,700	82.03	451,641
Bert A. Frost(1)	12/11/08	78,125	156,250	312,500
	8/10/09				2,300	5,900	82.03	405,794
W. Anthony Will	12/11/08	81,250	162,500	325,000
	8/10/09				2,500	6,700	82.03	451,641

(1)
Messrs. Wilson, Nocchiero, Barnard, Frost, and Will were assigned target award opportunities equal to 100%, 60%, 60%, 50%, and 50% of their respective base salaries. We increased Mr. Frost's base salary from $300,000 to $325,000 effective as of July 1, 2009, with the result that his target award opportunity for 2009 came to be based upon the blended $312,500 in salary. The terms and conditions of these awards are described above under the heading "Compensation Discussion and Analysis—Short-term Incentives." We recently determined the amounts that each of the named executive officers had earned with respect to these awards, based on our corporate performance for 2009, as set forth above under the heading "Summary Compensation Table."

(2)
The shares shown in this column are shares of restricted stock that will vest on the third anniversary of the grant date, subject to earlier forfeiture or accelerated vesting. Until vested, the shares of restricted stock may not be sold, assigned, transferred, donated, pledged, or otherwise disposed of (except by will or the laws of descent and distribution). We will pay dividends on the restricted stock to the named executive officers during the vesting period. Subject to earlier forfeiture or accelerated vesting, the options will generally become exercisable in three equal annual installments following the date of grant and will expire ten years from the date of grant. The accelerated vesting provisions and the other terms and conditions of these restricted stock and stock option awards are described above under the heading "Compensation Discussion and Analysis—Long-term Incentives."

(3)
Amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 (without taking into account any estimate of forfeitures related to service-based vesting conditions) of the restricted stock and stock option awards that we granted to the named executive officers pursuant to our Equity and Incentive Plans. Our assumptions with respect to the FASB ASC Topic 718 valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2009.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning the outstanding equity awards held as of December 31, 2009 by each of the named executive officers. Additional information with respect to the equity awards granted during 2009 is set forth above under the heading "Grants of Plan-based Awards."

	Option Awards(1)(3)				Stock Awards(2)(3)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Stephen R. Wilson	905,400	—	16.00	8/10/15	—	—
	155,900	—	14.83	8/10/16	—	—
	36,200	18,100	51.95	8/10/17	15,200	1,379,856
	9,157	18,313	125.33	8/11/18	8,170	741,673
	—	37,100	82.03	8/10/19	14,100	1,279,998
Anthony J. Nocchiero	8,267	4,133	40.59	5/8/17	4,000	363,120
	2,133	1,067	51.95	8/10/17	900	81,702
	2,693	5,387	125.33	8/11/18	2,400	217,872
	—	10,400	82.03	8/10/19	4,000	363,120
Douglas C. Barnard	19,200	—	14.83	8/10/16	—	—
	5,867	2,933	51.95	8/10/17	2,500	226,950
	1,553	3,107	125.33	8/11/18	1,390	126,184
	—	6,700	82.03	8/10/19	2,500	226,950
Bert A. Frost	2,137	4,273	48.64	12/11/18	1,900	172,482
	—	5,900	82.03	8/10/19	2,300	208,794
W. Anthony Will	3,267	1,633	44.15	4/24/17	1,600	145,248
	2,533	1,267	51.95	8/10/17	1,100	99,858
	1,657	3,313	125.33	8/11/18	1,480	134,354
	—	6,700	82.03	8/10/19	2,500	226,950

(1)
The stock options were granted on the dates that are ten years prior to the option expiration dates shown in the same row of the table in each instance.

(2)
The shares of restricted stock were granted on the same dates as the stock options shown in the same row of the table in each instance.

(3)
The shares of restricted stock will vest on the third anniversary of the grant date, subject to earlier forfeiture or accelerated vesting. Until vested, the shares of restricted stock may not be sold, assigned, transferred, donated, pledged, or otherwise disposed of (except by will or the laws of descent and distribution). We will pay dividends on the restricted stock to the named executive officers during the vesting period. Subject to earlier forfeiture or accelerated vesting, the options will generally become exercisable in three equal annual installments following the date of grant and will expire ten years from the date of grant. The accelerated vesting provisions and the other terms and conditions of the restricted stock and stock option awards granted in 2009 are described above under the heading "Compensation Discussion and Analysis—Long-term Incentives."

Option Exercises and Stock Vested

The following table sets forth certain information concerning stock option exercises by each of the named executive officers and the vesting of restricted stock held by each of the named executive officers during the year ended December 31, 2009.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen R. Wilson	3,000	100,520	50,100	4,109,703
Anthony J. Nocchiero	—	—	—	—
Douglas C. Barnard	—	—	6,200	508,586
Bert A. Frost	—	—	—	—
W. Anthony Will	—	—	—	—

Retirement Benefits

The following table sets forth certain information concerning accumulated retirement benefits as of December 31, 2009 for each of the named executive officers.

Name	Plan Name(1)	Number of Years Credited Service(2) (#)	Present Value of Accumulated Benefit(2)(3) ($)	Payments During Last Fiscal Year ($)
Stephen R. Wilson	Retirement Income Plan	18.0	506,795	—
	Supplemental Benefit and Deferral Plan	18.0	3,186,492	—
Anthony J. Nocchiero(4)
Douglas C. Barnard(4)
Bert A. Frost(4)
W. Anthony Will(4)

(1)
Our Retirement Income Plan is a tax-qualified defined benefit pension plan. Our Supplemental Benefit and Deferral Plan is a nonqualified benefits restoration and deferred compensation plan.

(2)
The combined annual pension benefit under our Retirement Income Plan and our Supplemental Benefit and Deferral Plan assuming retirement at age 65 is equal to the product of (i) 1.75% times (ii) highest average earnings (base salary plus annual incentive earnings) over any consecutive 60 months times (iii) years of eligible service, reduced by a Social Security offset allowance; provided, however, that the combined annual pension benefit will be capped at $400,000 per year. Benefits under our Retirement Income Plan are paid on a straight line annuity basis, but married participants are paid a reduced qualified joint and survivor annuity unless they elect a straight line annuity. Benefits under our Supplemental Benefit and Deferral Plan are paid in a lump sum unless the participant has elected a form of annuity permitted under our Retirement Income Plan. A special spousal benefit is payable as either an annuity or a lump sum in the event of a participant's death while an active employee. Participants who retire early between the ages of 55 and 65 will be entitled to receive a reduced annual pension benefit as set forth in the following table. Mr. Wilson is 61 years old. Except as discussed below under the heading "Change in Control Benefits," we have no policy for granting extra years of age or service credit.

Payments Begin at Age	Percent of Full Benefit
65	100.00%
64	93.33%
63	86.67%
62	80.00%
61	73.33%
60	66.67%
59	63.33%
58	60.00%
57	56.67%
56	53.33%
55	50.00%
(3)
Amounts in this column represent the actuarial present value of the named executive officer's accumulated pension benefits under our Retirement Income Plan and our Supplemental Benefit and Deferral Plan. Our assumptions with respect to the determination of this value are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2009. For this purpose, we have also assumed retirement at age 65. Additional information with respect to the aggregate change over the past year in the actuarial present value of the named executive officer's accumulated pension benefits under these plans is set forth above under the heading "Summary Compensation Table."

(4)
Messrs. Nocchiero, Barnard, Frost, and Will are ineligible to participate in our Retirement Income Plan, and are therefore ineligible to receive any defined benefit pension benefits under our Supplemental Benefit and Deferral Plan, since their employment commenced after our Retirement Income Plan had been closed to new participants on December 31, 2003.

Nonqualified Deferred Compensation

The following table sets forth certain information concerning nonqualified deferred compensation arrangements under our Supplemental Benefit and Deferral Plan for each of the named executive officers.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
Stephen R. Wilson	39,300	58,950	266,111	—	1,420,076
Anthony J. Nocchiero	9,900	14,850	47	—	43,773
Douglas C. Barnard	6,300	9,450	116,057	—	287,949
Bert A. Frost	4,050	6,075	-3,899	—	6,226
W. Anthony Will	4,800	7,200	3,720	—	22,699

(1)
Under our Supplemental Benefit and Deferral Plan, each of the named executive officers may elect to defer (i) up to 6% of his base salary in excess of the annual compensation limit under Section 401(a)(17) of the Internal Revenue Code and (ii) up to 100% of his annual incentive payment. Amounts in this column represent the amounts we credited to the accounts of the named executive officers during 2009. There is typically an administrative delay between the time when a participant defers income under the plan and the time when we subsequently credit the participant's account. As a result of this delay, the amounts that we credited to the named executive officers' accounts during 2009 differ slightly from the amounts that the named executive officers deferred during 2009.

(2)
We credit to the account of each named executive officer an amount equal to 3% of his base salary in excess of the annual compensation limit referred to above. In addition, for each named executive officer who elects to defer any of his base salary in excess of the annual compensation limit, we match (through further such credits to his deemed account) the portion (up to 6%) of his excess base salary that he elects to defer. Amounts in this column represent the amounts we credited to the accounts of the named executive officers during 2009. These credits are also reported above under the heading "Summary Compensation Table."

(3)
Under our Supplemental Benefit and Deferral Plan, each of the named executive officers makes notional investments of his account balance from time to time in shares of (i) our common stock or (ii) the public mutual funds we offer to our employees as investment alternatives under our Thrift Savings Plan.

•
In order to make these notional investments, the named executive officer notifies the third-party plan administrator of his selections.

•
The plan administrator then tracks the published total return on the actual securities underlying the named executive officer's notional investments, and we credit or debit the named executive officer's deemed account balance accordingly.

Since all such credits and debits are determined by a third-party plan administrator and set to equal the published total return on notional capital market investments selected in advance by the named executive officers, none of the amounts shown in this column are reported as above-market or preferential earnings on nonqualified deferred compensation in the table set forth above under the heading "Summary Compensation Table."

(4)
In general, deferred amounts are paid out in a lump sum upon the termination of the named executive officer's employment.

Change in Control Benefits

We have entered into change in control agreements with each of the named executive officers. Under the terms of these agreements, the named executive officer is entitled to receive certain payments and benefits from us upon a qualifying termination, specifically if we terminate his employment without cause (other than by reason of his death or disability) or if he resigns because of good reason, in either case within the period of 24 months following (or in certain cases prior to) a change in control (as such terms are defined in the agreements).

Under the change in control agreements, a named executive officer will be deemed to have good reason if we:

•
fail to pay his specified annual salary or provide certain benefits;

•
assign him duties inconsistent with his current position or substantially and adversely alter his responsibilities;

•
fail to continue any compensation plan that constitutes a material portion of his compensation; or

•
change his primary employment location by more than 35 miles.

Following a qualifying termination, the change in control agreements provide for (i) a lump sum payment to the named executive officer equal to two times (or, in the case of Mr. Wilson, three times) the sum of his base salary and target annual incentive payment; (ii) welfare benefit continuation for a period of two years (or, in the case of Mr. Wilson, three years) and outplacement services for a period of up to two years; and (iii) a pro-rata annual incentive payment for the year of termination, assuming target levels of performance or, if higher, actual year-to-date performance.

In addition, if the named executive officer is otherwise eligible to participate in our Retirement Income Plan, he will receive a cash payment equal to the actuarial value of two additional years (or, in the case of Mr. Wilson, three additional years) of age and service credit under the plan and will be credited with two additional years (or, in the case of Mr. Wilson, three additional years) of age and service credit under our Supplemental Benefit and Deferral Plan. If the named executive officer is not fully vested in his benefits under these plans, he will also receive a cash payment equal to his unvested benefits.

The named executive officer will also receive a cash payment equal to the contributions that we would have made on his behalf for a period of two years (or, in the case of Mr. Wilson, three years) under our Thrift Savings Plan and the related amounts that we would have credited to his account balance under our Supplemental Benefit and Deferral Plan. If the named executive officer is not fully vested in his benefits under these plans, he will also receive a cash payment equal to his unvested benefits.

The named executive officer will not be obligated to seek other employment in mitigation of the payments and benefits to be provided, and no such other employment will reduce our obligation to make such payments and to provide such benefits to him under the agreements.

The change in control agreements further provide that, if any of the payments to the named executive officer become subject to the "golden parachute" excise tax imposed by Section 4999 of the Internal Revenue Code, the named executive officer will be entitled to receive an additional gross-up payment such that, after payment by him of all taxes, including any excise tax imposed upon the gross-up payment, he will receive the net after-tax benefit that he would have received had the excise tax not been imposed.

Each of the named executive officers will be required to sign a release of claims at the time of the qualifying termination as a condition to receiving any such payments or benefits from us under his change in control agreement.

In addition, upon a change in control (as defined in our Equity and Incentive Plans) the restrictions, limitations, and conditions applicable to outstanding restricted stock, stock options, and other plan-based awards will lapse, any performance goals will be deemed to be fully achieved, and the awards will become fully vested and exercisable.

Assuming a change in control had occurred on December 31, 2009, with a transaction price equal to the closing price for our stock ($90.78 per share) on the NYSE as of such date, each of the named executive officers would have been entitled to receive the following estimated severance benefits upon a qualifying termination of his employment on such date:

Name	Severance Amount(1) ($)	Defined Benefit Pension Plan Enhance- ment(2) ($)	Retirement Savings Plan Enhance- ment(3) ($)	Early Vesting of Restricted Stock(4) ($)	Early Vesting of Stock Options(5) ($)	Other Change in Control Benefits(6) ($)	Estimated Excise Tax Gross Up(7) ($)	Total ($)
Stephen R. Wilson	5,400,000	—	243,000	3,401,527	1,027,448	76,363	—	10,148,338
Anthony J. Nocchiero	1,312,000	—	73,800	1,025,814	339,867	26,650	605,504	3,383,635
Douglas C. Barnard	1,120,000	—	63,000	580,084	172,513	58,788	—	1,994,385
Bert A. Frost	975,000	—	72,882	381,276	231,689	58,460	457,816	2,177,123
W. Anthony Will	975,000	—	81,775	606,410	183,969	56,930	451,359	2,355,443

(1)
This amount represents a cash payment to the named executive officer equal to two times (or, in the case of Mr. Wilson, three times) the sum of his base salary and target annual incentive payment.

(2)
This amount represents the present value of two additional years (or, in the case of Mr. Wilson, three additional years) of age and service credit for the named executive officer under our Retirement Income Plan and our Supplemental Benefit and Deferral Plan. As of December 31, 2009, Mr. Wilson had already qualified for the maximum combined annual pension benefit of $400,000 per year under our defined benefit pension plans. Messrs. Nocchiero, Barnard, Frost, and Will are ineligible for these enhanced defined benefit pension benefits since their employment commenced after our Retirement Income Plan had been closed to new participants on December 31, 2003.

(3)
This amount represents a cash payment to the named executive officer equal to the contributions that we would have made on his behalf for a period of two years (or, in the case of Mr. Wilson, three years) under our Thrift Savings Plan and the related amounts we would have credited to his account balance under our Supplemental Benefit and Deferral Plan. For Messrs. Frost and Will, who were not fully vested in their benefits under these plans as of December 31, 2009, this amount also includes a cash payment equal to their unvested benefits.

(4)
This amount represents the value attributable to the accelerated vesting of outstanding restricted stock awards held by the named executive officer, which is deemed to equal the market value on December 31, 2009 of the restricted stock that would otherwise have been unvested as of such date.

(5)
This amount represents the value attributable to the accelerated vesting of outstanding stock option awards held by the named executive officer, which is deemed to equal, for each stock option that would otherwise have been unvested as of such date, the amount by which (x) the aggregate market value on December 31, 2009 of the underlying stock exceeded (y) the aggregate exercise price of the stock option.

(6)
This amount represents the present value of the continuation of certain welfare benefits for the named executive officer for a period of two years (or, in the case of Mr. Wilson, three years) and the value of outplacement services for the named executive officer for a period of up to two years.

(7)
This amount represents an excise tax gross-up payment for the named executive officer such that, after payment by him of all taxes, including any excise tax imposed upon the gross-up payment, he will receive the net after-tax benefit he would have received had the excise tax not been imposed under Section 4999.

 DIRECTOR COMPENSATION

The following table sets forth cash and non-cash compensation with respect to the year ended December 31, 2009 for our non-employee directors. Mr. Wilson receives no additional compensation for his service as a director or as the chairman of our Board.

Name	Fees Earned or Paid in Cash(1) ($)	Dividends on Restricted Stock ($)	Stock Awards(2) ($)	Total ($)
Robert C. Arzbaecher	71,875	338	64,972	137,185
Wallace W. Creek	76,450	338	64,972	141,760
William Davisson	58,000	338	64,972	123,310
Stephen A. Furbacher	76,884	338	64,972	142,194
David R. Harvey	73,741	338	64,972	139,051
John D. Johnson	57,000	338	64,972	122,310
Edward A. Schmitt	68,100	338	64,972	133,410

(1)
Amounts in this column represent fees that our non-employee directors earned during 2009 with respect to their annual cash retainers and meeting fees. Additional information with respect to these fees is set forth below under the headings "Annual Cash Retainer" and "Meeting Fees."

(2)
Amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 (without taking into account any estimate of forfeitures related to service-based vesting conditions) of the restricted stock awards that we granted to the non-employee directors during 2009 pursuant to our 2009 Equity and Incentive Plan. Our assumptions with respect to the FASB ASC Topic 718 valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2009. Additional information with respect to these restricted stock awards is set forth below under the heading "Annual Restricted Stock Grant."

Annual Cash Retainer

Each non-employee director receives, upon joining the Board, a cash retainer of $40,000, payable in advance. Thereafter, each continuing non-employee director receives an annual cash retainer of $40,000, payable in advance on the date of each annual meeting of the stockholders. The chairman of the audit committee and the lead independent director also receive an additional annual cash retainer of $10,000 each, which is paid in the same manner.

Annual Restricted Stock Grant

Each non-employee director receives, upon joining the Board, a restricted stock grant with a fair market value of $65,000. Thereafter, each continuing non-employee director will receive an annual restricted stock grant with a fair market value of $65,000 on the date of each annual meeting of the stockholders. Assuming continuing service as a non-employee director, all shares of restricted stock will vest on the earlier of (x) the date of the first annual meeting of the stockholders following the date of grant or (y) the first anniversary of the date of grant.

Meeting Fees

Each director receives $1,500 for each Board meeting attended in person (or $500 per meeting for participation via conference call). Each Board committee member receives $1,250 for each committee meeting attended in person (or $425 per meeting for participation via conference call).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pre-IPO Owners

CHS Inc. and GROWMARK, Inc. were two of our pre-IPO owners. John D. Johnson, the president and chief executive officer of CHS, and William Davisson, the chief executive officer of GROWMARK, are members of our Board. As discussed below under the headings "Product Sales" and "Supply Contracts," CHS and GROWMARK purchase substantial quantities of fertilizers from us.

Product Sales

CHS Inc. and GROWMARK, Inc. purchased substantial quantities of fertilizers from us in 2009, as shown in the following table.

Customer	Net Sales (in millions)	Percent of Total Net Sales
CHS Inc.	$572.5	22%
GROWMARK, Inc.	233.8	9%

	$806.3	31%

In addition to purchasing fertilizer from us, CHS and GROWMARK also contracted with us to store fertilizer products at certain of our warehouses. In connection with these storage arrangements, we recognized approximately $0.7 million from CHS and $0.2 million from GROWMARK in 2009. GROWMARK has also entered into a terminal sublease with us pursuant to which we pass through to GROWMARK the economics of our underlying terminal lease with a third party. In connection with this terminal sublease, we recognized less than $0.1 million in offsetting sublease income and underlying lease expense in 2009.

Supply Contracts

In connection with our initial public offering, we entered into multi-year supply contracts with CHS Inc. (as the successor in interest to the original party, Agriliance, LLC) and GROWMARK, Inc. relating to purchases of fertilizer products. Effective July 1, 2008, we entered into a new multi-year supply contract with GROWMARK.

Each contract specifies a sales target volume and a requirement volume for the first contract year. The requirement volume is a percentage of the sales target volume and represents the volume of fertilizer that we are obligated to sell and the customer is obligated to purchase during the first contract year. Thereafter, the sales target volume is subject to yearly adjustment by mutual agreement or, failing such agreement, to an amount specified by us which, under the contract with CHS, is not less than 95% nor more than 100% of the prior year's sales target volume and, under the contract with GROWMARK, is not more than 105% of the prior year's sales target volume. The requirement volume in the contracts is also subject to yearly adjustment to an amount specified by the customer which is not less than 65% nor more than 100% of the then applicable sales target volume.

The contracts also contain reciprocal "meet or release" provisions pursuant to which each party must provide the other party with notice and the opportunity to match certain third-party transactions. Any volume of fertilizer that CHS purchases from third parties or that we sell to third parties pursuant to these reciprocal meet or release provisions will be applied one-half to reduce CHS's sales target volume and one-half to reduce its requirement volume. Any volume of fertilizer that GROWMARK purchases from third parties or that we sell to third parties pursuant to these provisions will be applied entirely to reduce GROWMARK's sales target volume without any reduction in its requirement volume.

The prices for product sold under the supply contracts will vary depending on the type of sale selected by the customer. The customer may select (i) cash sales at prices that are published in our weekly cash price list, (ii) index sales at a published index price, (iii) forward pricing sales under our forward pricing program, and (iv) sales negotiated between the parties. The supply contracts also provide for performance incentives based on (i) the percentage of the sales target volume actually purchased, (ii) the timing of purchases under our forward pricing program, (iii) the amount of purchases under our forward pricing program, (iv) specifying a requirement volume in excess of the then applicable minimum requirement volume, and (v) in the case of the CHS contract only, quantity discounts for overall volume.

We have agreed with CHS and GROWMARK that the prices they are charged for cash sales, index sales, and forward pricing sales will be the same prices we charge all of our similarly situated customers and that the performance incentives offered to them will be equal to the highest comparable incentives offered to other requirement contract customers. We believe the performance incentives offered under these supply contracts are consistent with the incentives offered to similarly situated customers in our industry in transactions between unaffiliated parties.

The contract with CHS also provides CHS with a right of first offer for the purchase of certain of our storage and terminal facilities.

The initial term of the contract with CHS lasts until June 30, 2010 and until June 30, 2013 for the contract with GROWMARK. The term for each contract will be extended automatically for successive one-year periods unless a termination notice is given by either party. CHS has notified us that it wishes to terminate its multi-year supply contract effective as of June 30, 2010 upon the expiration of the contract's initial term.

Net Operating Loss Carryforwards

In connection with the IPO and related reorganization, we entered into a net operating loss agreement with CF Industries, Inc.'s pre-IPO owners, including CHS Inc. and GROWMARK, Inc., relating to the future treatment of the pre-IPO NOLs. Under the NOL agreement, if it is finally determined that CF Industries, Inc.'s pre-IPO net operating loss carryforwards can be utilized subsequent to the IPO, we will pay to CF Industries, Inc.'s pre-IPO owners an amount equal to the resulting federal and state income taxes actually saved. These payments, if any, will be made only after it has been finally determined that utilization of the pre-IPO NOLs has provided us with actual tax savings. The NOL agreement does not require that we operate in a way that maximizes our use of the pre-IPO NOLs. Costs incurred after completion of our IPO in pursuing a determination regarding the usability of these pre-IPO NOLs will be borne by CF Industries, Inc.'s pre-IPO owners.

Canadian Fertilizers Limited

GROWMARK, Inc. owns 9% of the outstanding common stock of Canadian Fertilizers Limited ("CFL"), our Canadian joint venture, and elects one director to the CFL board.

Policy Regarding Related Person Transactions

We recognize that transactions with related persons can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of the company and its stockholders. Accordingly, as a general matter, it is our preference to avoid such transactions.

Nevertheless, we recognize that there are situations where related person transactions may be in, or not inconsistent with, the best interests of the company and its stockholders, including but not limited to situations where we may obtain products or services of a nature, quantity, or quality, or on other terms, that are not readily available from alternative sources, or when we provide products or services to related persons on an arm's length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

In order to deal with the potential conflicts inherent in such transactions, our audit committee has adopted a written policy regarding related person transactions. For the purposes of this policy, a "related person transaction" is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which the company was, is, or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has, or will have a direct or indirect material interest, and a "related person" means:

•
any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the company or a nominee to become a director of the company;

•
any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•
any immediate family member of any of the foregoing persons; and

•
any firm, corporation, or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Except as described below with respect to certain commercial transactions in the ordinary course of business, any proposed transaction with a related person shall be consummated or amended only if the following steps are taken:

•
The general counsel will assess whether the proposed transaction is a Related Person Transaction for purposes of this policy.

•
If the general counsel determines that the proposed transaction is a related person transaction, the proposed transaction shall be submitted to the audit committee for consideration at the next committee meeting or, in those instances in which the general counsel, in consultation with the chief executive officer or the chief financial officer, determines that it is not practicable or desirable for us to wait until the next committee meeting, to the chairman of the audit committee (who has been delegated authority to act between committee meetings).

•
The audit committee, or where submitted to the chairman of the committee, the chairman, shall consider all of the relevant facts and circumstances available to the committee or the chairman, including (if applicable) but not limited to: (i) the benefits to the company; (ii) the impact on a director's independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder, or executive officer; (iii) the availability of other suppliers or customers for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally.

•
The committee (or the chairman) shall approve only those related person transactions that are in, or are not inconsistent with, the best interests of the company and its stockholders, as the committee (or the chairman) determines in good faith.

•
The committee or chairman, as applicable, shall convey the decision to the general counsel, who shall convey the decision to the appropriate persons within the company.

At the audit committee's first meeting of each fiscal year, the committee shall review any previously approved related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the company of more than $120,000. Based on all relevant facts and circumstances, taking into consideration the company's contractual obligations, the committee shall determine if it is in the best interests of the company and its stockholders to continue, modify, or terminate the related person transaction.

No member of the audit committee shall participate in any review, consideration, or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

Sales of our products and services to related persons in the ordinary course of business, at prices and on terms consistent with those offered to similarly situated customers in our industry in transactions between unaffiliated parties, including without limitation sales to CHS Inc. and GROWMARK, Inc. pursuant to the multi-year supply contracts for the purchase and sale of fertilizer, will generally not be subject to the approval procedures described above; provided, however, that any (i) modification or amendment of a multi-year supply contract or (ii) entry into, modification, or amendment of a similar long-term supply contract with any related person (including, without limitation, CHS or GROWMARK) will be subject to the same procedures under this policy as are applicable to any other related person transactions. Additional information regarding our commercial transactions and long-term supply contracts with CHS and GROWMARK is set forth above under the headings "Product Sales" and "Supply Contracts."

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The audit committee has selected KPMG as the independent registered public accounting firm to perform the audit of our financial statements and our internal control over financial reporting for 2010. KPMG was our independent registered public accounting firm for the year ended December 31, 2009.

KPMG representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2010. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to provide such ratification, the audit committee will reconsider its approval of KPMG as our independent registered public accountants for 2010. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of CF Industries and its stockholders.

Unless otherwise instructed, we will vote all proxies we receive FOR ratifying the selection of KPMG as the company's independent registered public accounting firm for 2010.

The Board unanimously recommends that you vote FOR the proposal to ratify the selection of KPMG as our independent registered public accounting firm for 2010.

AUDIT AND NON-AUDIT FEES

On behalf of CF Industries and its affiliates, the audit committee retained KPMG to audit our consolidated financial statements for 2009. In addition, the audit committee retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2009.

The aggregate fees for professional services provided by KPMG with respect to these various services for 2009 and 2008 were:

	2009	2008
Audit fees(1)	$1,320,200	$1,218,500
Audit-related fees(2)	74,300	64,300
Tax fees	—	—
All other fees(3)	—	—

	$1,394,500	$1,282,800

(1)
Audit fees consisted principally of audit and review work performed on the consolidated financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits and review of documents filed with the SEC.

(2)
Audit-related fees were principally for audits of employee benefit plans.

(3)
We generally do not engage KPMG for "other" services.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting the compensation of, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year's audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the audit committee for approval.

•
Audit services include audit and review work performed on the financial statements and audit work related to internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including statutory audits and review of documents filed with the SEC.

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Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and consultation regarding financial accounting and reporting standards.

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Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm's tax personnel, including tax compliance, tax planning, and other tax advice.

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All other services are those services not captured in the audit, audit-related, or tax categories. The company generally doesn't request such services from the independent registered public accounting firm.

Prior to engagement, the audit committee pre-approves independent registered public accounting firm services within each category. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.

The audit committee has delegated specific pre-approval authority to the chairman of the audit committee provided that the estimated fee for any such engagement does not exceed $100,000. The chairman of the audit committee must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

AUDITOR INDEPENDENCE

We understand the need for KPMG to maintain objectivity and independence in its audit of our financial statements and our internal control over financial reporting. To minimize relationships that could appear to impair the objectivity of KPMG, our audit committee has restricted the non-audit services that KPMG may provide to us primarily to audit-related services and tax services. The committee also has determined that we will only obtain these non-audit services from KPMG when the services offered by KPMG are more effective or economical than services available from other service providers, and, to the extent possible, only after competitive bidding. It is the committee's goal that the fees we pay KPMG for non-audit services should not exceed the audit fees paid to KPMG.

Our audit committee has adopted restrictions on our hiring of any KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional, and any other persons having responsibility for providing audit assurance on any aspect of their certification of our financial statements. KPMG partners assigned to our audit rotate at least every five years, in accordance with professional standards.

AUDIT COMMITTEE REPORT

The audit committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, and the independence and performance of our internal and independent auditors. The audit committee is also responsible for the selection, evaluation, and oversight of our independent auditors. The audit committee is composed of three non-employee directors and operates under a written charter adopted by our Board. Each member of the audit committee is independent within the meaning of the rules of the corporate governance standards of the NYSE applicable to audit committee members.

Management is responsible for the financial reporting process, including establishing and maintaining adequate internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. KPMG, our independent auditor, is responsible for auditing the financial statements. The audit committee's responsibility is to monitor and review these processes. The audit committee relies on the accuracy and completeness of the information provided to it and on the representations made by management and KPMG.

During 2009, the audit committee held nine meetings and met in executive session at each of the five meetings that were held in person. The audit committee also reviewed and discussed with management and KPMG the audited consolidated financial statements of CF Industries for the year ended December 31, 2009. The audit committee also discussed with KPMG the matters required to be discussed by Statement of Auditing Standards No. 114 (Communication with Audit Committees), the standards of the Public Company Accounting Oversight Board, and Rule 2-07 of Regulation S-X of the Securities Act of 1933, as amended. In addition, the audit committee received the written disclosures and the letter from KPMG required by the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence and discussed with KPMG its independence. The audit committee also considered whether the provision of non-audit services by KPMG was compatible with maintaining its independence.

Based on its review and the foregoing meetings, discussions, and reports, and subject to the limitations on its role and responsibilities referred to above and in the audit committee charter, the audit committee recommended to the Board that the audited consolidated financial statements of CF Industries for the year ended December 31, 2009, as audited by KPMG, be included in our Annual Report on Form 10-K for filing with the SEC. The audit committee selected KPMG as our independent auditor for 2010 and recommended to the Board that the Board seek stockholder ratification of the selection of KPMG.

Wallace W. Creek (Chairman)
Robert C. Arzbaecher
David R. Harvey

ADDITIONAL INFORMATION

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal at the next annual meeting of stockholders and who wishes the proposal to be included in our proxy statement for that meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal in writing to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement. The proposal must be received no later than December 10, 2010 (120 days before April 9, 2011, the one year anniversary of the anticipated mailing date of this proxy statement).

Our bylaws require that written notice of (i) proposals intended to be presented by a stockholder at the next annual meeting, but that are not intended for inclusion in our proxy statement for that meeting pursuant to Rule 14a-8, and (ii) nominees for the election of directors intended to be made by a stockholder at the next annual meeting be delivered to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement no earlier than January 12, 2011 and no later than February 11, 2011. Such advance notice deadline will also be the deadline for "timely" proposals made in accordance with Rule 14a-4(c) under the Exchange Act. To be in proper written form, such a notice must set forth the information prescribed in our bylaws. You can obtain a copy of our bylaws by writing our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

Cost of Annual Meeting and Proxy Solicitation

We pay the cost of the Annual Meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, we may solicit proxies by personal interview, telephone, and similar means. None of our directors, officers, and employees will be specially compensated for these activities. We also intend to request that brokers, banks, and other nominees solicit proxies from their principals, and we will reimburse the brokers, banks, and other nominees for certain expenses they incur for such activities.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, required to be filed with the SEC, without exhibits, will be furnished without charge to any stockholder of record or beneficial owner of common shares upon written request to our corporate secretary at the address on the Notice of Annual Meeting accompanying this Proxy Statement.

April 1, 2010

72746 FOLD AND DETACH HERE The annual report and Proxy Statement are available at: http://ir.cfindustries.com/2010Proxy CF INDUSTRIES HOLDINGS, INC. Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Please mark your votes as indicated in this example X Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope. FOR ALL Nominees: WITHHOLD FOR ALL *EXCEPTIONS FOR AGAINST ABSTAIN 1. ELECTION OF DIRECTORS The Board of Directors recommends a vote FOR proposals 1 and 2: 01 Robert C. Arzbaecher 02 Edward A. Schmitt (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions 2. To ratify the selection of KPMG LLP as CF Industries Holdings, Inc’s independent registered public accounting firm for 2010. The proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting.

72746 CF INDUSTRIES HOLDINGS, INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby constitutes and appoints Anthony J. Nocchiero and Douglas C. Barnard and, each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of CF Industries Holdings, Inc. registered in the name of the undersigned, as of March 30, 2010, at the 2010 Annual Meeting of Stockholders of CF Industries Holdings, Inc. to be held on May 12, 2010, at 10:00 a.m. Central Time, in The Westin Chicago North Shore, 601 North Milwaukee Avenue, Wheeling, Illinois 60090, and at any and all adjournments or postponements of that meeting. Receipt of the Notice of 2010 Annual Meeting and Proxy Statement is hereby acknowledged. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF MESSRS. ARZBAECHER AND SCHMITT AS DIRECTORS; “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010; AND, IN THE DISCRETION OF THE PROXIES, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 FOLD AND DETACH HERE (Continued and to be marked, dated and signed, on the other side)